UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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McDonald’s Corporation

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Notice of 2011 Annual Shareholders' Meeting and Proxy Statement

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CONTENTS

1	Notice of 2011 Annual Shareholders’ Meeting

2	Corporate governance and Board matters

2	Corporate governance

3	Director independence

3	Board Committees

5	Director compensation

6	Board and Committee evaluations

6	Code of Conduct for the Board of Directors

7	Director selection process

7	Director qualifications and biographical information

10	Communications

10	Communications with the Board of Directors and non-management Directors

10	Consideration of Director nominations for the 2012 Annual Shareholders’ Meeting

10	Shareholder proposals for inclusion in next year’s Proxy Statement

11	Other shareholder proposals for presentation at the 2012 Annual Shareholders’ Meeting

11	Proposals to be voted on

11	Proposal No. 1. Election of Directors

11	Proposal No. 2. Advisory vote on the approval of the appointment of an independent registered public accounting firm to serve as independent auditors for 2011

12	Proposal No. 3. Advisory vote on executive compensation

12	Proposal No. 4. Advisory vote on the frequency of future advisory votes on executive compensation

13	Proposal No. 5. Eliminate super-majority voting requirements in Article Twelfth of our Restated Certificate of Incorporation by repealing such article (Transactions with Interested Shareholders)

13	Proposal No. 6. Eliminate super-majority voting requirements in Article Thirteenth of our Restated Certificate of Incorporation (Board of Directors)

14	Proposal No. 7. Eliminate super-majority voting requirement in Article Fourteenth of our Restated Certificate of Incorporation (Shareholder Action)

14	Proposal No. 8. Advisory vote on shareholder proposal relating to classified board

16	Proposal No. 9. Advisory vote on shareholder proposal relating to the use of controlled atmosphere stunning

18	Proposal No. 10. Advisory vote on shareholder proposal relating to a report on children’s nutrition

19	Proposal No. 11. Advisory vote on shareholder proposal relating to beverage containers

21	Stock ownership

21	Stock ownership guidelines

21	Security ownership of certain beneficial owners

21	Security ownership of management

23	Executive compensation

23	Compensation Committee Report

23	Compensation discussion and analysis

30	Compensation tables

45	Compliance with Section 16(a) of the Exchange Act

45	Transactions with related persons, promoters and certain control persons

45	Policies and procedures for related person transactions

45	Related person transactions

46	Audit Committee matters

46	Audit Committee Report

47	Policy for pre-approval of audit and permitted non-audit services

47	Auditor fees and services

48	Solicitation of proxies and voting

48	Notice and access

48	Record date and voting at the Annual Shareholders’ Meeting

49	Proxy solicitation

49	Confidential voting

50	Additional information

50	Executive officers

50	McDonald’s Corporation Annual Report on Form 10-K, other reports and policies

50	Householding of Annual Shareholders’ Meeting materials

51	Information about registering for and attending the Annual Shareholders’ Meeting

51	Ticket reservation and admission policy

Notice of 2011 Annual Shareholders’ Meeting

TO McDONALD’S CORPORATION SHAREHOLDERS:

McDonald’s Corporation will hold its 2011 Annual Shareholders’ Meeting on Thursday, May 19, 2011, at 9:00 a.m. Central Time, in the Prairie Ballroom at The Lodge at McDonald’s Office Campus, Oak Brook, Illinois. The registration desk will open at 7:30 a.m. At the meeting, shareholders will be asked to:

1.	Elect five Directors, each for a three-year term expiring in 2014;

2.	Cast an advisory vote on the appointment of an independent registered public accounting firm to serve as independent auditors for 2011;

3.	Cast an advisory vote on executive compensation;

4.	Cast an advisory vote on the frequency of future advisory votes on executive compensation;

5.	Vote on three proposals to eliminate super-majority voting requirements in our Restated Certificate of Incorporation;

6.	Cast advisory votes on four shareholder proposals, if presented; and

7.	Transact other business properly presented at the meeting.

Your Board of Directors recommends that you vote FOR the Board’s nominees for Director, FOR the approval of the independent auditors, FOR the approval of our 2010 executive compensation, in favor of an ANNUAL advisory vote on executive compensation, FOR the elimination of the super-majority voting requirements in our Restated Certificate of Incorporation, and AGAINST each shareholder proposal.

Your vote is important. Please note that in the absence of your specific instructions as to how to vote, brokers may only vote on the approval of the appointment of the independent auditors and the three proposals to eliminate super-majority voting requirements in our Restated Certificate of Incorporation, but no other proposals described in this Proxy Statement. In order for your vote to be counted, please make sure that you submit your vote to your broker.

If you are unable to attend the meeting in person, you may listen to a live webcast by going to www.investor.mcdonalds.com and selecting the appropriate link under “Webcasts.” The Annual Shareholders’ Meeting webcast will be available for a limited time after the meeting.

If you plan to attend the meeting in person, please be aware that you must pre-register with McDonald’s Shareholder Services. Please see page 51 of this Proxy Statement for information about how to pre-register.

Please consider the issues presented in this Proxy Statement and vote your shares as promptly as possible.

Thank you.

By order of the Board of Directors,

Gloria Santona

Corporate Secretary

Oak Brook, Illinois

April 8, 2011

McDonald’s Corporation 2011    1

Corporate governance and Board matters

CORPORATE GOVERNANCE

Corporate governance practices remain an important focus for all public companies, including McDonald’s. Although our Proxy Statement responds to the requirements of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE) in this area, we believe that good governance is more than compliance with a collection of regulations or adherence to a “one size fits all” approach advocated by some. At McDonald’s, good governance is guided by the values that have been part of our business for more than 50 years—integrity, fairness, diligence and ethical behavior, and is guided by the relationships among our Board of Directors (Board), our management and our shareholders. We believe that our proven governance practices contribute to the strong alignment among the Company, its franchisees and suppliers—what we refer to as the McDonald’s System. This alignment has been a key ingredient to McDonald’s success over many years.

We believe the foundation of good governance starts with a Board whose independence, stability and diversity ensures candid and constructive engagement with management and each other about all aspects of McDonald’s business. Our Board has been led by an independent Chairman, Andrew McKenna, since 2004. Mr. McKenna was appointed to facilitate a transition to a new Chief Executive Officer after the untimely death of our previous Chairman and Chief Executive Officer at a time when McDonald’s was in the early stages of implementing its new business strategy, the Plan to Win. Independent leadership of the Board allowed management to focus fully on operations during this period. At the same time, it assured that the Chief Executive Officer had an appropriately strong counterpoint on the Board when considering the challenges associated with a change in strategy. The Board has retained this structure because it has worked well to assure constructive engagement with the Chief Executive Officer and effective oversight of management as a whole.

Our Director nomination process seeks persons with the initiative, time, attributes and experience to be effective contributors. In addition, Directors must limit outside activities and abide by a specific code of conduct so that we can be confident about their commitment. To underscore their alignment with shareholders, Directors receive stock-equivalent compensation and must own a specified value of McDonald’s common stock. Our independent Directors meet regularly without management present to evaluate the Company’s results, plans and challenges, as well as management’s performance and the strength and development of our leadership bench. We refer to these meetings as executive sessions. In 2010, the full Board met eight times. Our independent Directors also met in executive session six times. Directors are expected to attend the Company’s Annual Shareholders’ Meeting, and all Board meetings and meetings of the Committees of the Board on which they serve. In 2010, all Directors attended the Annual Shareholders’ Meeting. Nine of our Directors attended 100% of all Board meetings and meetings of the Committees of the Board on which they serve, and no Director attended fewer than 88% of all Board meetings and meetings of the Committees of the Board on which they serve.

As part of our governance processes, the Board is actively engaged in overseeing and reviewing the Company’s strategic direction and objectives, taking into account (among other considerations) the Company’s risk profile and exposures. The Board conducts an annual in-depth review of the business, which includes consideration of risk exposures. The Board also regularly reviews the development of leaders, and short and long-term succession plans for the Chief Executive Officer and other senior management positions.

Board oversight is also effected through six standing committees. They are the Audit, Compensation, Governance, Corporate Responsibility, Finance and Executive Committees. Each of them operates under a separate written charter to promote clarity in their responsibilities and accountability among their members. These Committees work in a coordinated way to address recurring matters and respond to unanticipated events, and they are discussed in greater detail beginning on page 3 of this Proxy Statement.

Although the Board as a whole has responsibility for risk oversight, these Committees also oversee the Company’s risk profile and exposures relating to matters within the scope of their authority and report to the Board about their deliberations. The Audit Committee considers audit, accounting and compliance risk, and it periodically receives reports from the head of internal audit, the head of corporate tax, the General Counsel, the Chief Compliance Officer and the Chief Information Officer. The Audit Committee annually reviews the Company’s policies with respect to financial risk assessment and financial risk management. The Audit Committee is also responsible for discussing with management, internal audit and Ernst & Young the Company’s major risk exposures (whether financial, operational or otherwise), and the steps management has taken to monitor and control such exposures, and for evaluating management’s process to assess and manage the Company’s enterprise risk issues. The Compensation Committee considers the level of risk posed by our compensation programs, including incentive compensation programs in which the CEO and other employees participate. The Governance Committee monitors potential risks to the effectiveness of the Board, notably Director succession and Board composition, and the principal policies that guide the Company’s governance. The Corporate Responsibility Committee reviews risks to the business that may result from trends in corporate social responsibility, including risks pertaining to the environment, health and safety issues of the Company and its supply chain, employment practices, government relations initiatives, diversity initiatives, and marketing practices that may affect the Company’s brand reputation. The Finance Committee annually reviews the Company’s worldwide insurance program.

The Board continually reviews its governance practices to ensure their relevance and appropriateness for the Company and all of our shareholders. Our governance processes also address matters that are responsive to shareholder interests. This year we are proposing that shareholders approve amendments to the Company’s Restated Certificate of Incorporation to eliminate super-majority voting requirements. For the first time, our share-

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holders will also have the opportunity to provide an advisory vote on the Company’s executive compensation program, and our Board has recommended that shareholders approve an annual advisory executive compensation vote for future years.

McDonald’s is proud of its governance structure, but is mindful that good governance is a journey, not a destination. We welcome shareholder communications about our practices, which can be sent to the Company as described on page 10 of this Proxy Statement. We are committed to continuously improving our governance practices to promote an effective collaboration of management and our Board that ensures continued alignment of the McDonald’s System and that yields value for all of our shareholders.

DIRECTOR INDEPENDENCE

Our Corporate Governance Principles require that all Directors except management Directors be independent. The Board is responsible for determining the independence of each Director, and the Board has adopted Standards on Director Independence for this purpose. The Board considers relationships involving Directors and their immediate family members that may implicate any of these Standards or other applicable law or the listing standards of the NYSE, and relies on information derived from Company records, questionnaires completed by Directors and inquiries of other relevant parties.

The relationships reviewed by the Board as part of its most recent independence determinations consisted of commercial relationships with companies:

¡	at which Board members then served as officers (including Mattel, Inc., Inter-Con Security Systems, Inc. and NIKE, Inc.);

¡	in which Board members or their immediate family members then held an aggregate 10% or more direct or indirect interest (including Schwarz Supply Source and Inter-Con Security Systems, Inc.); and

¡

at which Board members then served as outside Directors (including Aon Corporation, Bank of America Corporation, Chevron Corporation, ConAgra Foods, Inc., Discover Financial Services, Exelon Corporation, Hewitt Associates, Inc., Jones Lang LaSalle Incorporated, Nordstrom, Inc., The Walt Disney Company and Wells Fargo & Company).

The relationships with the companies noted above involved McDonald’s purchase of products and services in the ordinary course of business that were made on arm’s-length terms in amounts and under other circumstances that did not affect the relevant Directors’ independence under the Board’s Standards on Director Independence or under applicable law and listing standards.

The Board also reviewed donations made by the Company to not-for-profit organizations with which Board members or their immediate family members were affiliated by membership or service as directors or trustees.

Based on its review of the above relationships, the Board determined that none of its non-management Directors has a material relationship with the Company and that all of them are independent within the meaning of the Board’s Standards on Director Independence, as well as applicable law and listing standards. Currently, our non-management Directors are Susan E. Arnold, Robert A. Eckert, Enrique Hernandez, Jr., Jeanne P. Jackson, Richard H. Lenny, Walter E. Massey, Andrew J. McKenna, Cary D. McMillan, Sheila A. Penrose, John W. Rogers, Jr., Roger W. Stone and Miles D. White.

BOARD COMMITTEES

Our Corporate Governance Principles provide for six standing committees: Audit, Compensation, Governance, Corporate Responsibility, Finance and Executive. Charters for each of the committees are available on the Company’s website at www.governance.mcdonalds.com.

The Audit Committee oversees financial reporting matters and is critical in setting the right “tone at the top” for accounting, control and compliance matters. The Audit Committee appoints the Company’s independent auditors and evaluates their independence and performance. The Audit Committee reviews with the internal auditors and the independent auditors the overall scope and results of their respective audits, the adequacy and effectiveness of the Company’s internal accounting and financial controls. The Audit Committee also reviews the Company’s material financial disclosures and pre-approves all audit and permitted non-audit services. In addition, the Audit Committee annually reviews the adequacy and appropriateness of the Company’s compliance programs, and receives regular updates about compliance activities. The Audit Committee also annually reviews the Company’s disclosure controls and procedures. The Audit Committee also reviews related person transactions and makes recommendations to the Board about those matters. Members of the Audit Committee are Directors Hernandez (Chairperson), Massey, McMillan, Penrose and Stone. All members of the Audit Committee are independent within the meaning of the listing standards of the NYSE. The Board determined that Directors Hernandez, McMillan and Stone qualify as “audit committee financial experts” and that each member of the Audit Committee is financially literate, all within the meaning of applicable rules of the SEC and the listing standards of the NYSE. In 2010, the Audit Committee met nine times, including meetings to review the Company’s annual and quarterly financial reports prior to filing with the SEC.

The Audit Committee Report, a discussion of the Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services can be found on pages 46-47 of this Proxy Statement.

The Compensation Committee approves the Chief Executive Officer’s compensation based upon an evaluation of his performance by the independent Directors. Based on recommendations from management, the Compensation Committee also reviews and approves senior management’s compensation and approves compensation guidelines for all other officers of the Company. The Compensation Committee administers the Company’s incentive and equity compensation plans and, in consultation with senior management, reviews and approves

McDonald’s Corporation 2011    3

compensation policies. The Compensation Committee has oversight for the detailed disclosure requirements regarding executive compensation. Members of the Compensation Committee are Directors Eckert (Chairperson), Arnold, Lenny, Rogers and White. All members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and are also “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee” directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. In 2010, the Compensation Committee met five times.

The Compensation Committee Report can be found on page 23 of this Proxy Statement and additional information about the Committee’s processes and procedures for the consideration and determination of executive compensation can be found in the Compensation Discussion and Analysis, also beginning on page 23 of this Proxy Statement.

The Governance Committee monitors our Board structure and operations. As part of its functions, the Governance Committee sets criteria for Board membership; searches for and screens candidates to fill Board vacancies; recommends appropriate candidates for election each year and, in this regard, evaluates individual Director performance; assesses overall Board performance; considers Board composition and size; recommends to the Board the compensation paid to non-management Directors and evaluates the Company’s corporate governance processes. The Governance Committee also considers and makes recommendations to the Board regarding shareholder proposals for inclusion in the Company’s annual Proxy Statement. In addition, under our majority voting standard for uncontested Director elections, if an incumbent Director fails to be re-elected, the Governance Committee is responsible for making a recommendation to the Board about whether to accept the resignation tendered by a Director. Members of the Governance Committee are Directors McKenna (Chairperson), Eckert, Hernandez, Jackson, Stone and White. All members of the Governance Committee are independent within the meaning of the listing standards of the NYSE. In 2010, the Governance Committee met seven times.

The Corporate Responsibility Committee acts in an advisory capacity to the Company’s management with respect to policies and strategies that pertain to the Company’s responsibilities as a global corporate citizen and its reputation as a socially responsible organization. Members of the Committee are independent Directors Massey (Chairperson), Arnold, Penrose and Rogers. In 2010, the Corporate Responsibility Committee met four times.

The Finance Committee ensures that McDonald’s dividend policy and share repurchase program are considered in appropriate detail in light of the Company’s overall strategy and performance. The Finance Committee has principal oversight responsibility with respect to certain material financial matters, including the Company’s treasury activities, as well as acquisitions and divestitures that are significant to the Company’s business. The Finance Committee annually reviews the Company’s banking arrangements and policies with respect to dividends and share repurchase. Members of the Finance Committee are independent Directors Jackson (Chairperson), Lenny, McMillan, Rogers and Stone. In 2010, the Finance Committee met two times.

The Executive Committee may exercise most Board powers during the periods between Board meetings. Members of the Committee are Directors Skinner (Chairperson), Eckert, Hernandez and McKenna. In 2010, the Executive Committee did not meet.

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DIRECTOR COMPENSATION

Under McDonald’s Corporate Governance Principles, the Governance Committee recommends to the Board the form and amount of compensation for non-management Directors. Only non-management Directors are paid for their service on the Board. The compensation structure for the non-management Directors is as follows: (i) an annual cash retainer of $90,000; (ii) an annual retainer fee of $20,000 for each Director serving as Chairperson of the Audit, Compensation or Governance Committees and an annual retainer fee of $10,000 for each Director serving as Chairperson of other Board Committees; and (iii) stock equivalent units with a $130,000 value granted annually to each Director serving for the entire calendar year, under the McDonald’s Corporation Directors’ Deferred Compensation Plan. (Directors serving for a portion of the year receive prorated grants of stock equivalent units.)

The following table summarizes the compensation received by the non-management Directors in 2010:

Name (a)	Fees Earned or Paid in Cash (1)(2) ($) (b)	Stock Awards (3)(4) ($) (c)	All other compensation (5) ($) (g)	Total ($) (h)

Susan E. Arnold	$ 90,000	$130,000	$10,000	$230,000
Robert A. Eckert	110,000	130,000	10,000	250,000
Enrique Hernandez, Jr.	110,000	130,000	10,000	250,000
Jeanne P. Jackson	100,000	130,000	–	230,000
Richard H. Lenny	90,000	130,000	10,000	230,000
Walter E. Massey	100,000	130,000	10,000	240,000
Andrew J. McKenna (6)	110,000	889,135	10,000	1,009,135
Cary D. McMillan	90,000	130,000	10,000	230,000
Sheila A. Penrose	90,000	130,000	5,000	225,000
John W. Rogers, Jr.	90,000	130,000	10,000	230,000
Roger W. Stone	90,000	130,000	10,000	230,000
Miles D. White	90,000	130,000	10,000	230,000

(1)	In 2010, the Chairperson of each of the Audit, Compensation and Governance Committees (Directors Hernandez, Eckert and McKenna, respectively) received an annual retainer fee of $20,000. The Chairperson of each of the Corporate Responsibility and Finance Committees (Directors Massey and Jackson, respectively) received an annual retainer fee of $10,000 for service in these capacities. The Company reimburses non-management Directors for expenses incurred in connection with attending Board, Committee and shareholder meetings, as well as attending McDonald’s business meetings at management’s invitation.

On limited occasions, the Company may determine that it is appropriate for non-management Directors to be accompanied by their spouses in connection with these meetings and/or at other events related to their service on the Board. In these circumstances, the Company also reimburses the spouses’ travel expenses. In addition, in accordance with our Corporate Governance Principles, the Company reimburses reasonable expenses related to continuing education for our Directors.

(2)	Non-management Directors may elect to defer all or a portion of their retainer and/or fees in the form of common stock equivalent units under the Company’s Directors’ Deferred Compensation Plan. Such deferrals, as well as the annual grant of common stock equivalent units described in note 3 below, are credited to an account that is periodically adjusted to reflect the gains, losses and dividends associated with a notional investment in McDonald’s common stock. The number of common stock equivalent units credited to a non-management Director’s account is based on a per-share price equal to the closing price of McDonald’s stock on the NYSE on the date the credit is made. Amounts credited to the non-management Directors’ accounts are paid in cash, in a single lump sum after the non-management Director retires from the Board or dies, or on the date specified by the non-management Director in a deferral election. If the non-management Director has made a valid prior written election in accordance with the terms of the plan, all or a portion of the amount in the non-management Director’s account may be paid in equal annual installments over a period of up to 15 years beginning after retirement from the Board.

(3)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly SFAS 123R) (FASB ASC Topic 718), as reported in our financial statements of (i) common stock equivalent units granted under the Directors’ Deferred Compensation Plan on December 31, 2010 to each non-management Director who served on the Board during 2010; and (ii) in the case of Director McKenna, a special grant of 12,453 restricted stock units on June 9, 2010, awarded in recognition of Director McKenna’s service as non-executive Chairman of the Board, as described in note 6 below.

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(4)	The aggregate number of outstanding stock awards held by each of the non-management Directors as of December 31, 2010 is set forth in the table below. Stock awards include common stock equivalent units under the Directors’ Deferred Compensation Plan and, in the case of Director McKenna, both common stock equivalent units and restricted stock units:

Name	Aggregate number of outstanding stock awards as of December 31, 2010
Susan E. Arnold	7,510
Robert A. Eckert	31,973
Enrique Hernandez, Jr.	54,421
Jeanne P. Jackson	41,196
Richard H. Lenny	16,877
Walter E. Massey	24,418
Andrew J. McKenna	180,554
Cary D. McMillan	23,413
Sheila A. Penrose	10,911
John W. Rogers, Jr.	28,883
Roger W. Stone	89,087
Miles D. White	2,782

The aggregate number of outstanding stock options held by each of the non-management Directors as of December 31, 2010 is set forth in the table below. For Director Stone, the options are held indirectly by a revocable trust, of which Mr. Stone is trustee. The Company has not granted any stock options to non-management Directors since May 20, 2004.

Name	Aggregate number of outstanding stock options as of December 31, 2010
Susan E. Arnold	–
Robert A. Eckert	15,000
Enrique Hernandez, Jr.	–
Jeanne P. Jackson	10,000
Richard H. Lenny	–
Walter E. Massey	–
Andrew J. McKenna	4,998
Cary D. McMillan	–
Sheila A. Penrose	–
John W. Rogers, Jr.	15,000
Roger W. Stone	18,000
Miles D. White	–

(5)	Represents Company matching gifts of charitable contributions to tax-exempt organizations for non-management Directors who participated in this program. This program is generally available to the Company’s employees and for the non-management Directors matches up to $10,000 of charitable contributions made to certain categories of tax-exempt organizations. The total cost of matching contributions made on behalf of non-management Directors was $105,000 during 2010.

(6)	The amount reported in the “Stock Awards” column for Director McKenna represents the sum of (i) the $130,000 credit to his account under the Directors’ Deferred Compensation Plan on December 31, 2010; and (ii) the aggregate grant date fair value of $759,135 computed in accordance with FASB ASC Topic 718 relating to the special award of 12,453 restricted stock units granted on June 9, 2010 in recognition of his service as non-executive Chairman of the Board. These restricted stock units will be paid out on the later of one year from the date of grant or Director McKenna’s retirement date.

BOARD AND COMMITTEE EVALUATIONS

In accordance with our Corporate Governance Principles, the Governance Committee conducts an annual evaluation of the performance of the Board of Directors. Individual Directors are evaluated periodically, but no less often than each time they are slated for re-election. In addition, each of the Audit, Compensation and Governance Committees annually conducts self-evaluations and each of the Corporate Responsibility and Finance Committees conducts such evaluations at least every two years. Results of these evaluations are discussed at committee meetings and with the full Board.

CODE OF CONDUCT FOR THE BOARD OF DIRECTORS

Each year, Directors confirm that they have read the Code of Conduct for the Board of Directors and will comply with its standards.

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DIRECTOR SELECTION PROCESS

The Company has a policy with regard to the consideration of Director candidates. Under the policy, the Governance Committee establishes criteria for Director nominees, screens candidates and evaluates the qualifications of the persons nominated by or recommended by shareholders. The Governance Committee recommends Director nominees who are ultimately approved by the full Board. The Governance Committee considers candidates suggested by its members, other Directors, senior management and shareholders in anticipation of upcoming elections and actual or expected Board vacancies. The Committee may, at the Company’s expense, retain search firms, consultants and other advisors to identify, screen and/or evaluate candidates.

The Governance Committee reviews the size and structure of the Board and considers Director tenure, skills and experiences in determining the slate of nominees. All candidates, including those recommended by shareholders, are evaluated on the same basis in light of their credentials and the needs of the Board. The Governance Committee seeks Directors with records of achievement in their chosen fields and experience relevant to the Company’s scope, strategy and operations. Director candidates also are expected to possess certain qualities, such as integrity, independence of mind, analytical skills, a commitment to serve the interests of shareholders, and a willingness to challenge management in a constructive and collegial environment, as well as an ability to exercise good judgment and provide practical insights and diverse perspectives. In selecting candidates, the Governance Committee and the Board take diversity into account, seeking to ensure a representation of varied perspectives and experience, although the Company’s nomination policy does not prescribe specific standards for diversity. Candidates also are evaluated in light of Board policies, such as those relating to Director independence and service on other boards, as well as considerations relating to the size, structure and needs of the Board. As part of its consideration of Director succession, the Board and the Governance Committee monitor whether the Directors as a group meet the Company’s criteria for the composition of the Board, including overall diversity of perspective and experience.

Candidates with appropriate qualifications are interviewed in person, typically by the Chairman, the Chief Executive Officer, a majority of the members of the Governance Committee and other available Directors. The Governance Committee also periodically evaluates all Directors in light of the above considerations and their contributions to the Board.

Shareholders who wish to suggest candidates for nomination by the Board or who wish to directly nominate Director candidates for election at the Company’s 2012 Annual Shareholders’ Meeting should follow the procedures described in the section on Consideration of Director Nominations for the 2012 Annual Shareholders’ Meeting, which can be found on page 10 of this Proxy Statement.

DIRECTOR QUALIFICATIONS AND BIOGRAPHICAL INFORMATION

We believe that our Directors have the qualifications, skills and experience that are consistent with our policy for selection of Directors and that, as a group, they function collegially, constructively and effectively together in overseeing McDonald’s business.

The Company is the leading global quick service restaurant retailer, and franchises and operates McDonald’s restaurants around the world. Each of our Directors holds, or has held, senior executive positions in large, complex organizations, many of which have significant international operations, as well as directorships at other U.S. public companies and senior-level roles in charitable, civic and other not-for-profit organizations. In these positions, all of our Directors have demonstrated their leadership, intellectual and analytical skills, gained deep experience in core management skills, such as strategy and business development, finance, risk assessment, and leadership development and succession planning, and they have gained significant experience in corporate governance and oversight. These skills and experiences are relevant to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable our Directors to provide diverse perspectives about the complex issues facing a global restaurant organization like McDonald’s.

Biographical information for our Directors is set forth below, including the specific qualifications, skills and experiences considered by the Governance Committee in recommending the Company’s slate of Director nominees.

Susan E. Arnold.   Nominee.   Ms. Arnold served in a special assignment reporting to the Chief Executive Officer with The Procter & Gamble Company, a manufacturer and marketer of consumer goods, from March 2009 through September 1, 2009. Prior to that time, Ms. Arnold was the President–Global Business Units of The Procter & Gamble Company from 2007 until March 2009, when she retired from that post. Ms. Arnold served as Vice Chair of P&G Beauty and Health since 2006 and Vice Chair of P&G Beauty since 2004. She is currently a director of The Walt Disney Company. Ms. Arnold, 57, joined McDonald’s Board in 2008 and is a nominee for the class of 2014.

        Ms. Arnold was a senior executive responsible for major consumer brands in a large, complex retailing and global brand management company. Her skills include knowledge of product development, strategy and business development, finance, marketing and consumer insights, and sustainability and other social responsibility matters.

Robert A. Eckert.   Mr. Eckert is Chairman of the Board and Chief Executive Officer of Mattel, Inc., a designer, manufacturer and marketer of family products, a post he has held since May 2000. He is currently a director of Levi Strauss & Co. Mr. Eckert, 56, joined McDonald’s Board in 2003 and is a member of the class of 2012.

        Mr. Eckert is the chief executive officer of a large, complex global brand management company. His skills include knowledge of manufacturing, product development, marketing and consumer insights, finance, supply chain management and distribution, and strategy and business development for major consumer brands.

McDonald’s Corporation 2011 7

Enrique Hernandez, Jr. Mr. Hernandez has been President and Chief Executive Officer of Inter-Con Security Systems, Inc., a provider of high-end security and facility support services to government, utilities and industrial customers, since 1986. He joined McDonald’s Board in 1996 and is a member of the class of 2012. Mr. Hernandez, 55, currently serves as the non-executive Chairman of the Board of Nordstrom, Inc., and as a director of Chevron Corporation and Wells Fargo & Company. In the last five years, Mr. Hernandez also served as a director of Tribune Company.

        Mr. Hernandez is the chief executive officer of a global security company and has been a director of several large public companies in various industries. His skills include knowledge of strategy and business development, corporate governance, finance and accounting, and succession planning.

Jeanne P. Jackson. Ms. Jackson is President of Direct to Consumer for NIKE, Inc., a designer, marketer and distributor of athletic footwear, equipment and accessories, a post she has held since March 2009. Between 2002 and 2009, she was the Chief Executive Officer of MSP Capital, a private investment company. Ms. Jackson, 59, joined McDonald’s Board in 1999 and is a member of the class of 2012. She currently serves as a director of Motorola Mobility Holdings, Inc. In the last five years, she also served as a director of Harrah’s Entertainment, Inc., NIKE, Inc., Nordstrom, Inc. and Williams-Sonoma, Inc.

        Ms. Jackson has had experience as a senior executive in retailing and global brand management for several major consumer brands and has been a director of several large public companies, primarily involved in consumer goods and services. Her skills include knowledge of product development, strategy and business development, finance, and marketing and consumer insights.

Richard H. Lenny. Nominee. Mr. Lenny is an operating partner of Friedman, Fleischer & Lowe, LLC, a private equity firm, a post he has held since January 2011. From January 2002 until his retirement in December 2007, Mr. Lenny was Chairman, President and Chief Executive Officer of The Hershey Company, a manufacturer, distributor and marketer of candy, snacks and candy-related grocery products. He currently serves as a director of ConAgra Foods, Inc. and Discover Financial Services. In the last five years, he also served as a director of The Hershey Company and Sunoco Inc. Mr. Lenny, 59, joined McDonald’s Board in 2005 and is a nominee for the class of 2014.

        Mr. Lenny has experience as a chief executive officer for a global retail food company that is a major consumer brand. His skills include knowledge of strategy and business development, finance, marketing and consumer insights, supply chain management and distribution, sustainability and other social responsibility matters.

Walter E. Massey. Dr. Massey is the President of the School of the Art Institute of Chicago, a post he assumed in September 2010. He is also President Emeritus of Morehouse College, having served as its President from 1995 to June 2007. In the last five years, Dr. Massey, 73, also served as a director of Bank of America Corporation, BP p.l.c., Delta Airlines, Inc. and Motorola, Inc. Dr. Massey joined McDonald’s Board in 1998 and is a member of the class of 2013.

        Dr. Massey has experience as the chief executive officer of several large, complex academic organizations and as a director of multiple large public companies in various industries. His skills include knowledge of strategy, policy matters (including sustainability matters), leadership development and succession planning, risk assessment, finance, and shareholder and government relations.

Andrew J. McKenna. Mr. McKenna has been the non-executive Chairman of the Board since 2004 and is also the Chairman of Schwarz Supply Source, a printer, converter, producer and distributor of packaging and promotional materials. Mr. McKenna, 81, joined McDonald’s Board in 1991 and is a member of the class of 2012. He is currently a director of Aon Corporation and Skyline Corporation. In the last five years, Mr. McKenna also served as a director of Click Commerce Inc.

        Mr. McKenna has experience as the chief executive officer of a large, complex international supplier of paper-based goods. His skills include knowledge of strategy and business development, finance, corporate governance, risk assessment, and leadership development and succession planning. He also has experience as a director of multiple large public companies, charities and civic organizations.

Cary D. McMillan. Nominee. Mr. McMillan has been Chief Executive Officer of True Partners Consulting LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to May 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel, and Executive Vice President, from January 2000 to May 2004, of Sara Lee Corporation, a branded consumer packaged goods company. Mr. McMillan, 53, joined McDonald’s Board in 2003 and is a nominee for the class of 2014. He currently serves as a director of American Eagle Outfitters, Inc. and, in the last five years, also served as a director of Hewitt Associates, Inc.

        Mr. McMillan has experience as a senior executive at a large, complex major consumer brand company, as chief executive of a professional services firm and he is also a certified public accountant. His skills include knowledge of strategy and business development, finance and accounting, international operations, product development, and supply chain management and distribution.

8 McDonald’s Corporation 2011

Sheila A. Penrose. Nominee. Ms. Penrose is the non-executive Chairman of the Board of Jones Lang LaSalle Incorporated, a global real estate services and money management firm, since her election to that post in January 2005. She has served on Jones Lang LaSalle’s Board since 2002. From October 2000 to December 2007, Ms. Penrose was the President of the Penrose Group, a provider of strategic advisory services on financial and organizational strategies. From January 2001 until December 2008, Ms. Penrose served as Executive Advisor to Boston Consulting Group. Ms. Penrose, 65, joined McDonald’s Board in 2006 and is a nominee for the class of 2014. In the last five years, she also served as a director of eFunds.

        Ms. Penrose has experience as a senior executive of a large, complex investment services and banking company, as executive advisor to a leading global consulting firm, and as a Chairman of a large, complex, global real estate company. Her skills include knowledge of strategy and business development, finance, risk assessment, and leadership development and succession planning.

John W. Rogers, Jr. Mr. Rogers is the Chairman and Chief Executive Officer of Ariel Investments, LLC, a privately held institutional money management firm that he founded in 1983. Mr. Rogers, 53, joined McDonald’s Board in 2003 and is a member of the class of 2013. Mr. Rogers currently serves as a director of Aon Corporation and Exelon Corporation, and as a trustee of Ariel Investment Trust. In the last five years, he also served as a director of Bally Total Fitness and Commonwealth Edison Company.

        Mr. Rogers is the chief executive officer of an institutional money management firm. His skills include knowledge of finance, shareholder and investor relations, risk assessment, succession planning, and strategy and business development. He also has experience as a director of multiple public companies, charities and civic organizations.

James A. Skinner. Nominee. Mr. Skinner is Vice Chairman and Chief Executive Officer, a post to which he was elected in November 2004, and also has served as a Director since that date. He served as Vice Chairman from January 2003 to November 2004. Mr. Skinner, 66, has been with the Company for 39 years and is a nominee for the class of 2014. He currently serves as a director of Illinois Tool Works Inc. and Walgreen Co.

        Mr. Skinner provides a Company perspective in Board discussions about the business, relationships with key constituencies of the McDonald’s System, competitive landscape and finance, senior leadership and strategic opportunities and challenges for the Company. Mr. Skinner also has experience serving as an independent director of two other public companies.

Roger W. Stone. Mr. Stone has been and is the Chairman and Chief Executive Officer of KapStone Paper and Packaging Corporation, formerly Stone Arcade Acquisition Corporation, since April 2005. Since August 2010, Mr. Stone also has been the Chairman of Stone Tan China Holding Corporation and Stone Tan China Acquisition (Hong Kong) Co. Ltd. Mr. Stone, 76, was manager of Stone-Kaplan Investments, LLC from July 2004 to January 2007. Mr. Stone joined McDonald’s Board in 1989 and is a member of the class of 2013.

        Mr. Stone is the chief executive officer of a large, complex, international paper and packaging business. His skills include experience in the sourcing and sale of product packaging and related commodities, supply chain management and distribution, environmental sustainability, strategy and business development, finance and accounting and risk assessment.

Donald Thompson. Mr. Thompson is President and Chief Operating Officer, a position to which he was elected in January 2010. Mr. Thompson was also elected a Director in January 2011. He previously served as President, McDonald’s USA, from August 2006 to January 2010, and as Executive Vice President and Chief Operations Officer for McDonald’s USA from January 2005 to August 2006. Mr. Thompson, 48, has been with the Company for 20 years and is a member of the class of 2012. He currently serves as a director of Exelon Corporation.

        Mr. Thompson provides a Company perspective in Board discussions about the business, particularly with respect to worldwide restaurant operations, competitive landscape, senior leadership and strategic opportunities and challenges for the Company. Mr. Thompson also has experience serving as an independent director of another public company.

Miles D. White. Mr. White has been Chairman of the Board and Chief Executive Officer of Abbott Laboratories, a pharmaceuticals and biotechnology company, since 1999. Mr. White joined Abbott in 1984. Mr. White, 56, joined McDonald’s Board in 2009 and is a member of the class of 2013. He currently serves as a director of Caterpillar, Inc. In the last five years, Mr. White served as a director of Motorola, Inc. and Tribune Company.

        Mr. White is the chief executive officer of a large, complex pharmaceutical and biotechnology company. His skills include knowledge of cross-border operations, strategy and business development, risk assessment, finance, leadership development and succession planning, and corporate governance.

McDonald’s Corporation 2011    9

Communications

COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND NON-MANAGEMENT DIRECTORS

Interested persons wishing to communicate directly with the Board or the non-management Directors, individually or as a group, may do so by sending written communications addressed to them at McDonald’s Corporation, P.O. Box 4953, Oak Brook, IL 60522-4953 or by e-mail at mcdbod@us.mcd.com. Under the Board’s policy for communications addressed to the Board, the Office of the Corporate Secretary collects mail from the Directors’ post office box and e-mail box, forwards correspondence directed to an individual Director to that Director, and screens correspondence directed to multiple Directors or the full Board in order to forward it to the most appropriate Committee Chairperson, the Chairman or the full Board. Communications to the Board, the non-management Directors or to any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters are referred to the Chairperson of the Audit Committee. In order to ensure timely receipt of your communication by the Office of the Corporate Secretary, please address it as set forth in this Proxy Statement and send it only to the address or e-mail provided above.

CONSIDERATION OF DIRECTOR NOMINATIONS FOR THE 2012 ANNUAL SHAREHOLDERS’ MEETING

DIRECTOR CANDIDATES NOMINATED BY THE BOARD

Shareholders can suggest Director candidates for consideration for nomination by the Board by writing to the Governance Committee, c/o Office of the Corporate Secretary, McDonald’s Corporation, One McDonald’s Plaza, Department 010, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com. In order to ensure timely receipt of your communication by the Office of the Corporate Secretary, please address it as set forth in this Proxy Statement and send it only to the address or e-mail provided above. Shareholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in the Company’s Proxy Statement and to serve as a Director, if elected.

DIRECTOR CANDIDATES NOMINATED BY A SHAREHOLDER

For Director nominations to be properly brought before the 2012 Annual Shareholders’ Meeting by a shareholder, timely notice in writing must be given by the shareholder to the Office of the Corporate Secretary. With respect to the 2012 Annual Shareholders’ Meeting, notice will be timely if it is sent to the Office of the Corporate Secretary at McDonald’s Corporation, One McDonald’s Plaza, Department 010, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com, and delivered on or after 5:00 p.m. Central Time on January 20, 2012 and on or before 5:00 p.m. Central Time on February 19, 2012. In order to ensure timely receipt of your communication by the Office of the Corporate Secretary, please address it as set forth in this Proxy Statement and send it only to the address or e-mail pro-

vided above. A shareholder presenting a nominee for Director must satisfy certain other requirements set forth in the Company’s By-Laws, which are available on the Company’s website at www.governance.mcdonalds.com.

QUALIFICATIONS FOR DIRECTORS

Article II, Section 6 of the Company’s By-Laws provide that, in order to be eligible for election as a Director, a candidate must deliver to the Corporate Secretary statements indicating whether the candidate: (a) will deliver a resignation effective upon (i) failure to receive the required vote for election after a re-election and (ii) Board acceptance of such resignation; (b) is a party to any voting commitment that could limit the nominee’s ability to carry out his/her fiduciary duties; (c) intends to refrain from entering into certain voting commitments; (d) is a party to any arrangements for compensation, reimbursement or indemnification in connection with service as a Director, or intends to enter into any such arrangement; and (e) intends to comply with the Company’s publicly disclosed policies and guidelines. The foregoing is a summary of the requirements of Article II, Section 6 of the Company’s By-Laws and is qualified by reference to the actual provisions of Article II, Section 6.

In addition, a Director candidate nominated by a shareholder for election at the 2012 Annual Shareholders’ Meeting will not be eligible for election unless the shareholder proposing the nominee has provided timely notice of the nomination in accordance with the deadlines specified under the section entitled “Director candidates nominated by a shareholder” and has otherwise complied with the other applicable requirements set forth in the By-Laws.

SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

To be considered for inclusion in the Company’s Proxy Statement for the 2012 Annual Shareholders’ Meeting, shareholder proposals must be received by the Office of the Corporate Secretary no later than 5:00 p.m. Central Time on December 9, 2011. These proposals must be sent to the Office of the Corporate Secretary, McDonald’s Corporation, One McDonald’s Plaza, Department 010, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com. In order to ensure timely receipt of your communication by the Office of the Corporate Secretary, please address it as set forth in this Proxy Statement and send it only to the address or e-mail provided above. This notice requirement is in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s Proxy Statement.

10    McDonald’s Corporation 2011

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2012 ANNUAL SHAREHOLDERS’ MEETING

For any proposal that is not properly submitted for inclusion in the Company’s Proxy Statement for the 2012 Annual Shareholders’ Meeting pursuant to the SEC’s proxy rules, but is instead sought to be presented directly from the floor of the 2012 Annual Shareholders’ Meeting, the Company’s By-Laws require that timely notice must be given in writing to the Office of the Corporate Secretary. To be timely, the notice must be delivered to the Office of Corporate Secretary at McDonald’s Corporation, One McDonald’s Plaza, Department 010, Oak Brook, IL 60523-1928

or by e-mail to corporatesecretary@us.mcd.com on or after 5:00 p.m. Central Time on January 20, 2012 and on or before 5:00 p.m. Central Time on February 19, 2012. In order to ensure timely receipt of your communication by the Office of the Corporate Secretary, please address it as set forth in this Proxy Statement and send it only to the address or e-mail provided above. The By-Laws also provide that the proposal, as determined by the Chairman of the meeting, must be a proper subject for shareholder action under Delaware corporation law, and the proposal must satisfy certain other requirements set forth in the Company’s By-Laws.

Proposals to be voted on

MANAGEMENT PROPOSALS

PROPOSAL NO. 1.

ELECTION OF DIRECTORS

The Board is divided into three classes, each having three-year terms that expire in successive years.

Nominees

The nominees for Director are: Susan E. Arnold, Richard H. Lenny, Cary D. McMillan, Sheila A. Penrose and James A. Skinner.

All of the nominees are standing for election as Directors at the 2011 Annual Shareholders’ Meeting to hold office for three-year terms expiring in 2014. Five directorships are currently subject to election.

Your shares will be voted according to your instructions. If you return your signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the five nominees named above. The Company’s By-Laws provide that nominees for Director are elected by majority vote, which means that a nominee is elected only if the votes cast “for” his/her election exceed the votes cast “against” his/her election (with abstentions and broker non-votes having no effect on the outcome of the election), except that Directors will be elected by plurality vote if the Corporate Secretary receives notice of a shareholder nomination for Director election in accordance with the By-Laws and that nomination is not withdrawn within a specified time period set forth in the By-Laws. Shareholders are permitted to nominate candidates for Director election only if they provide timely notice of a nomination in accordance with the Company’s By-Laws. Directors will be elected by majority vote at the 2011 Annual Shareholders’ Meeting.

Each of the incumbent Directors who is nominated for re-election at the 2011 Annual Shareholders’ Meeting tendered an irrevocable resignation for the 2011 Annual Shareholders’ Meeting that will be effective (i) if the nominee is not re-elected by the required vote for election at the Annual Shareholders’ Meeting; and (ii) if the Board accepts such resignation following the meeting. The Governance Committee will act on an expedited basis to determine whether or not to accept the nominee’s resig-

nation and will submit such recommendation for prompt consideration by the Board. The Governance Committee and the Board may consider any factors they deem appropriate and relevant in deciding whether or not to accept a nominee’s resignation.

The Board of Directors expects all five nominees named above to be available for election. If any of them should become unavailable to serve as a Director for any reason prior to the Annual Shareholders’ Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

Biographical information for the Directors continuing in office and for the five nominees can be found beginning on page 7 of this Proxy Statement.

The Board of Directors recommends that shareholders vote FOR all five nominees.

PROPOSAL NO. 2.

ADVISORY VOTE ON THE APPROVAL OF THE APPOINTMENT OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO SERVE AS INDEPENDENT AUDITORS FOR 2011

The Audit Committee is responsible for the appointment of the independent auditors engaged by the Company. The Audit Committee has appointed Ernst & Young LLP as independent auditors for 2011. The Board is asking shareholders to approve this appointment. Ernst & Young LLP audited the Company’s financial statements and internal control over financial reporting for 2010. A representative of that firm will be present at the Annual Shareholders’ Meeting and will have an opportunity to make a statement and answer questions.

See page 47 of this Proxy Statement for additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

The Board of Directors recommends that shareholders vote FOR the appointment of Ernst & Young LLP, an independent registered public accounting firm, to serve as independent auditors for 2011.

McDonald’s Corporation 2011    11

PROPOSAL NO. 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our named executive officers, as we have described it in the “Executive Compensation” section of this Proxy Statement, beginning on page 23.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect McDonald’s circumstances and to promote the main objectives of the program. These objectives include: to compete effectively for and retain managerial talent, to reward profitable growth and increase shareholder returns, and to tie pay to performance effectively.

We are asking our shareholders to indicate their support for our named executive officer compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this Proxy Statement.

Resolved, that the shareholders approve the compensation awarded to McDonald’s named executive officers for 2010, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.

While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

The Board of Directors recommends that shareholders vote FOR the approval of the foregoing resolution.

PROPOSAL NO. 4.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to providing our shareholders with the opportunity to cast an advisory vote on executive compensation, we are also seeking an advisory, nonbinding vote on how frequently the advisory vote on executive compensation should be presented to shareholders, as required by SEC rules. You may vote your shares to have the advisory vote held annually, every two years or every three years, or you may abstain.

After careful consideration of this proposal, the Board of Directors recommends an annual vote. Our Board believes that this will allow our shareholders to provide us with your input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

While this vote is advisory and not binding on our Company, the Board expects to take into account the outcome of the vote, along with other relevant factors, and when considering future advisory votes on executive compensation.

The Board of Directors recommends that shareholders vote FOR the option of ANNUAL advisory votes on executive compensation.

PROPOSALS NO. 5, 6 AND 7

ELIMINATE SUPER-MAJORITY VOTING REQUIREMENTS IN RESTATED CERTIFICATE OF INCORPORATION

At the 2010 Annual Shareholders’ Meeting, shareholders approved an advisory proposal that requested the Board of Directors to take the steps necessary so that each shareholder voting requirement in our Restated Certificate of Incorporation and Amended and Restated By-Laws that calls for a greater than simple majority vote be changed to a majority vote. After careful consideration, the Board has adopted proposed amendments to eliminate the super-majority voting requirements in our Restated Certificate of Incorporation, and, in the case of Article Twelfth, to repeal such Article. If the proposals are adopted, shareholders holding a simple majority of the Company’s outstanding shares may be able to approve amendments to our Restated Certificate of Incorporation that some shareholders may oppose and that would not have been approved by a super-majority vote.

The Board of Directors is requesting that shareholders approve Proposal Nos. 5, 6 and 7 to eliminate each of the super-majority voting requirements in our Restated Certificate of Incorporation at the 2011 Annual Shareholders’ Meeting. The super-majority voting requirements included in our Restated Certificate of Incorporation relate to (i) the sale of the Company’s assets to, or merger of the Company with, a party that owns 2% or more of the Company’s stock; (ii) the removal of Directors; and (iii) amendments to certain provisions of our Restated Certificate of Incorporation that govern the size and structure of the Board and how shareholders may take action.

You are being provided with an opportunity to vote separately on the amendments to each of the affected Articles of our Restated Certificate of Incorporation and, in the case of Article TWELFTH, to repeal such Article, as described below under Proposal Nos. 5, 6 and 7.

In accordance with Delaware law, the Board of Directors has adopted resolutions approving and declaring advisable these proposed amendments and is recommending them to shareholders for approval. Under our Restated Certificate of Incorporation, approval of Proposal No. 5 requires the affirmative vote of the holders of not less than 66-2/3% of the Company’s outstanding common stock, and approval of each of Proposal Nos. 6 and 7 requires the affirmative vote of the holders of at least 80% of the Company’s outstanding common stock.

Based on the outcome of the votes for Proposal Nos. 5, 6 and 7, the Board of Directors may consider amendments to provisions of the Company’s Amended and Restated By-Laws that include super-majority voting requirements.

12    McDonald’s Corporation 2011

PROPOSAL NO. 5

ELIMINATE SUPER-MAJORITY VOTING REQUIREMENTS IN ARTICLE TWELFTH OF OUR RESTATED CERTIFICATE OF INCORPORATION BY REPEALING SUCH ARTICLE (TRANSACTIONS WITH INTERESTED SHAREHOLDERS)

Proposal No. 5 requests approval to eliminate the super-majority voting requirements in Article TWELFTH of our Restated Certificate of Incorporation by repealing Article TWELFTH, which relates to transactions with interested shareholders. Article TWELFTH provides that the Company may not approve the merger or consolidation of the Company with another corporation or sell, lease or exchange all or substantially all of the property and assets of the Company if a party to the transaction is an interested shareholder (i.e., a holder, of record or beneficially, of 2% or more of the Company’s voting stock) without the affirmative vote of the holders of at least 66-2/3% of the Company’s outstanding stock having voting power. Article TWELFTH also requires that any amendment to its terms must be approved by the affirmative vote of the holders of at least 66-2/3% of the Company’s outstanding stock having voting power.

Under Delaware law, shareholders have the right, subject to limited exceptions, to vote on a merger or consolidation of the Company with another corporation and to vote on the sale, lease or exchange of all or substantially all of the property and assets of the Company. Under the default voting rights provided by Delaware law, these actions require approval by the affirmative vote of a majority of the voting power of the capital stock of the Company outstanding and entitled to vote thereon. The rights specified by Delaware law, as described in this paragraph, will apply to the Company’s shareholders if they approve the repeal of Article TWELFTH.

The proposed changes are set forth below:

~~“TWELFTH: Subject to all other applicable provisions of this Restated Certificate of Incorporation and to all applicable provisions of the law of Delaware, relating, inter alia, to stockholder approval, the Board of Directors shall have the power to merge or consolidate the Corporation with another corporation or to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation, but, regardless of any other provision of this Restated Certificate of Incorporation, if any party to any such transaction shall be a person or entity owning, immediately prior to the consummation of such transaction, of record or beneficially, 2% or more of the stock of the Corporation issued and outstanding having voting power, such power of the Board of Directors shall be exercisable only when and as duly authorized by the affirmative vote of the holders of not less than 66-2/3% of the stock of the Corporation issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose; provided, however, that the Board of Directors shall have the power to merge the Corporation with another corporation without action by the stockholders to the extent and in the manner permitted from time to time by the law of Delaware.~~

~~In determining whether or not any person or entity (the “Primary Holder”) owns, of record or beneficially, 2% or more of the stock of the Corporation issued and outstanding having voting power, there shall be aggregated with all shares of such stock owned of record or beneficially by the Primary Holder (a) all shares of such stock owned of record or beneficially by any person or entity who or which would be deemed to be controlling, controlled by or under common control with the Primary Holder under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any federal statute enacted to take the place of either or both such statutes or any regulation promulgated under either of such statutes or such successor statutes (an “Affiliate”) and (b) all shares of such stock owned of record or beneficially by any person or entity acting in concert with the Primary Holder and/or with an Affiliate of the Primary Holder. This Article Twelfth shall not be altered, amended or repealed except by the affirmative vote of the holders of not less than 66-2/3% of the stock of the Corporation issued and outstanding having voting power, given at a stockholders’ meeting duly called for that purpose, upon a proposal adopted by the Board of Directors.”~~

In the event shareholders approve the repeal of Article TWELFTH, then the remaining articles will be renumbered so that all references to Articles THIRTEENTH, FOURTEENTH and FIFTEENTH, respectively, will be replaced with references to Articles TWELFTH, THIRTEENTH and FOURTEENTH, respectively.

The Board of Directors recommends that shareholders vote FOR this proposal to eliminate the super-majority voting requirements in Article TWELFTH of our Restated Certificate of Incorporation by repealing Article TWELFTH (Transactions With Interested Shareholders) in its entirety.

PROPOSAL NO. 6

ELIMINATE SUPER-MAJORITY VOTING REQUIREMENTS IN ARTICLE THIRTEENTH OF OUR RESTATED CERTIFICATE OF INCORPORATION (BOARD OF DIRECTORS)

Proposal No. 6 requests approval to eliminate the super-majority voting requirements in Article THIRTEENTH of our Restated Certificate of Incorporation related to the Board of Directors. Article THIRTEENTH provides for the structure of, and processes and procedures related to, the Board of Directors. Among other things, this provision requires that the removal of any director for cause be approved by the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Company entitled to vote in the election of directors. Article THIRTEENTH also requires that any amendment to its terms must be approved by the affirmative vote of the holders of at least 80% of such voting power.

The amendments in this Proposal No. 6 would eliminate these super-majority voting requirements and replace them with provisions requiring the affirmative vote of the holders of a majority of the voting power of the capital stock of the Company outstanding and entitled to vote on those actions (which is the minimum vote permitted by Delaware corporation law), as set forth below:

“(c) Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time,

McDonald’s Corporation 2011 13

but only for cause and only by the affirmative votes of the holders of ~~at least 80% of the voting power of all the shares of the Corporation entitled to vote for the election of directors~~ a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

(d) Amendment, Repeal, Etc. Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation, the affirmative vote of the holders of ~~at least 80% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors~~ a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article Thirteenth.”

The Board of Directors recommends that shareholders vote FOR this proposal to eliminate the super-majority voting requirements in Article THIRTEENTH of our Restated Certificate of Incorporation (Board of Directors).

PROPOSAL NO. 7

ELIMINATE SUPER-MAJORITY VOTING REQUIREMENT IN ARTICLE FOURTEENTH OF OUR RESTATED CERTIFICATE OF INCORPORATION (SHAREHOLDER ACTION)

Proposal No. 7 requests approval to eliminate the super-majority voting requirement regarding shareholder amendments to Article FOURTEENTH of our Restated Certificate of Incorporation, which relates to the manner in which shareholders take action. Article FOURTEENTH requires that any amendment to its terms must be approved by the affirmative vote of the holders of at least 80% of the voting power of all shares of the Company entitled to vote in the election of directors.

The amendment in this Proposal No. 7 would eliminate this super-majority voting requirement and replace it with a provision requiring the affirmative vote of the holders of a majority of the voting power of the capital stock of the Company outstanding and entitled to vote on amendments to the Restated Certificate of Incorporation (which is the minimum vote permitted by Delaware corporation law), as set forth below:

“FOURTEENTH: Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called upon not less than 10 nor more than 60 days’ written notice only by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of ~~at least 80% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors~~ a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article Fourteenth.”

The Board of Directors recommends that shareholders vote FOR this proposal to eliminate the super-majority voting requirement in Article FOURTEENTH of our Restated Certificate of Incorporation (Shareholder Action).

SHAREHOLDER PROPOSALS

In accordance with SEC regulations, the shareholder proposals and supporting statements are presented below as submitted by the shareholders and are quoted verbatim (including the use of bolding and italics). The Company disclaims all responsibility for the content of the proposals and the supporting statements, including sources referenced in the supporting statements.

PROPOSAL NO. 8

ADVISORY VOTE ON SHAREHOLDER PROPOSAL RELATING TO CLASSIFIED BOARD

The State Board of Administration of Florida advised the Company that it intends to present the following shareholder proposal at the Annual Shareholders’ Meeting. The proponent owns 2,529,660 shares of the Company’s common stock. The address of the proponent is available upon request by calling 1-630-623-2553 or by sending a request to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523.

Shareholder proposal

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of McDonald’s Corporation urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors, and to require that all directors elected at or after the annual meeting held in 2012 stand for elections on an annual basis. Implementation of this proposal should not affect the unexpired terms of any directors elected to the Board of Directors at or prior to the annual meeting of the company held in 2011.

SUPPORTING STATEMENT

This resolution, submitted by the Florida State Board of Administration with the assistance of the American Corporate Governance Institute, LLC, urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to FactSet Research Systems, between 2000 and 2009, the number of S&P 500 companies with classified boards declined from 300 to 164. Furthermore, according to Georgeson reports, there were 187 shareholder proposals to declassify boards during the five proxy seasons of 2006 through 2010. The average percentage of votes cast in favor of proposals to declassify exceeded 65% in each of these five years.

The significant shareholder support for proposals to declassify boards is consistent with evidence in academic studies that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

—	takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

14    McDonald’s Corporation 2011

—  classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005);

—  firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

—  classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition, and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

The Board’s statement in opposition

The Board recommends voting AGAINST the advisory proposal to declassify the Board of Directors.

Good Governance Is Not One-Size-Fits All. The proponent’s statement refers to general trends in governance and academic studies as the reasons to adopt this serious measure without stating any specific reasons why declassifying the Board of Directors will benefit McDonald’s shareholders. As your Board of Directors, we are responsible for considering the general business environment as well as the specific nature and operation of McDonald’s business when we deliberate on important issues such as this. Having done so, we do not believe that it is advisable to de-stagger Director terms at this time. Our reasons are described below.

Financial Results and Shareholder Value. McDonald’s record of strong performance belies the suggestion in the proponent’s statement that “classified boards could be associated with lower firm valuation.” The chart below shows the increase in value of McDonald’s common stock relative to the Dow Jones Industrial Average and the S&P 500 for a five-year period ending December 31, 2010. This equates to an approximate $40 billion increase in the market value of our Company over five years, while returns to shareholders through dividends and share repurchases over the same period totaled $26.6 billion.

McDonald’s Stock Value relative to DJIA and S&P 500

We believe that the effectiveness of McDonald’s current governance structure is further demonstrated by the sustained strength of the Company’s performance. McDonald’s has experienced eight years of global comparable sales increases through December 2010. In an industry that has been contracting, McDonald’s has been growing market share and posting record revenues and profits.

McDonald’s Corporation 2011    15

Continuity and Stability. The Company, its franchisees and suppliers form what we refer to as the McDonald’s System. We often analogize the McDonald’s System to a three-legged stool, which requires that all of its “legs” (the Company, its franchisees and its suppliers) be aligned and in balance in order to provide a stable platform for growth. The importance of alignment among the McDonald’s System cannot be overstated. In fact, one of the seven core Values of the Company states in part “we believe in the McDonald’s System… (it) is our foundation, and the balance of interests among the three groups is key.” Your Board of Directors believes that this business model is unique and hence a competitive advantage.

Each member of the McDonald’s System must make a significant initial investment in its business and must be willing to reinvest periodically in order to ensure that the restaurants operated under the McDonald’s brand deliver a consistent and continually relevant customer experience. To continue to attract well-qualified and financially sound franchisees and suppliers, management and the Board must have an appreciation for the independence, yet interdependence, of the three “legs” of the McDonald’s “stool”. In order to thrive, the relationships and businesses that underlie the McDonald’s System must be aligned behind common priorities and goals to the benefit of all. Abrupt changes in corporate policies based on short-term objectives or the special interests of a select group of shareholders may unnecessarily disrupt this alignment. In our view, the classified Board structure contributes to the stability of the Company’s role in the McDonald’s System to the benefit of shareholders.

Accountability to Shareholders. The Board does not believe that the accountability of Directors will be enhanced by annual elections. Our Directors are committed to acting in the best interests of the Company and our shareholders, and are required by law to fulfill fiduciary duties owed to both, regardless of the length of their terms.

The Governance Committee of the Board plays an important role in ensuring accountability. The Committee collects data from the Board’s self-evaluation and Director peer review processes, studies shareholder communications, and reviews commentary about Board governance and individual Director performance from a variety of sources. The information that the Committee reviews is used to inform the Board’s succession planning process, which has produced demonstrable results. Since 2002, twelve Directors have left the Board and fourteen have joined. In that same time period, McDonald’s has had four Chief Executive Officers and five Chief Operating Officers. The Board’s thoughtful succession planning process has enhanced accountability by facilitating orderly change without disrupting business or financial performance.

Even with a classified Board, shareholders have considerable influence over Board composition. It is important to note that, in uncontested elections, McDonald’s Directors are elected under a majority voting standard, as described on page 11 of this Proxy Statement. The Company’s existing majority voting standard, coupled with the addition of a declassified Board, could lead to the destabilization of the alignment of the McDonald’s System, a result which the Board believes could be detrimental to shareholders.

Protecting Shareholder Value. It is important to note that the classified Board structure does not preclude a successful takeover offer, but may provide the Company with the time and opportunity to evaluate the fairness of a takeover proposal, to negotiate on behalf of all shareholders, and to weigh alternatives with the objective of maximizing overall shareholder value. The classified Board structure reduces the Company’s vulnerability to hostile and potentially abusive takeover tactics and better positions the Board to negotiate effectively on behalf of all of the Company’s shareholders.

Conclusion. We have carefully evaluated our classified board structure and determined that its continuation is appropriate and in the best long-term interests of shareholders. A more comprehensive discussion of our deliberations in this regard is contained in a report which can be found on the McDonald’s website at www.governance.mcdonalds.com. (This report is not part of this Proxy Statement.)

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 9

ADVISORY VOTE ON SHAREHOLDER PROPOSAL

RELATING TO THE USE OF CONTROLLED ATMOSPHERE STUNNING

People for the Ethical Treatment of Animals advised the Company that it intends to present the following shareholder proposal at the Annual Shareholders’ Meeting. The proponent owns 51 shares of the Company’s common stock. The address of the proponent is available upon request by calling 1-630-623-2553 or by sending a request to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523.

Shareholder proposal

Shareholder Resolution Regarding Poultry Slaughter

RESOLVED, that to advance the company’s financial interests and the welfare of chickens killed for its restaurants, shareholders encourage the board to require the company’s chicken suppliers to switch to controlled-atmosphere killing (CAK) within four years.

Supporting statement

The industry is rapidly moving toward CAK in an effort to improve animal welfare, with at least two chicken processers transitioning to CAK in 2011. It is only a matter of time until the rest of the industry follows suit and implements this less cruel, improved method of slaughter.

McDonald’s suppliers’ current slaughter method is cruel and inefficient. Consider the following:

—

McDonald’s poultry suppliers use electric immobilization in their slaughterhouses. This involves shackling live birds, shocking them with electrified water in a “stun” bath, cutting their throats, and removing their feathers in tanks of scalding-hot water.

—

Birds often suffer broken bones, bruising, and hemorrhaging during the shackling process, which lowers product quality and yield. They also scratch and peck at each other, which increases carcass contamination.

16    McDonald’s Corporation 2011

—	Because the electric current in the “stun” bath is kept too low to effectively render birds unconscious, many have their throats cut while they are still able to feel pain.

—	Birds are often scalded to death in defeathering tanks. When this happens, they often defecate, further decreasing yield and increasing the likelihood of contamination.

—	Frenzied birds flap their wings, kick workers, and vomit and defecate on them, leading to increased worker injuries and illness and poor overall ergonomics.

CAK is better for the birds’ welfare and more efficient. Consider the following benefits:

—	With CAK, birds who are still in their transport crates are placed in chambers, where their oxygen is replaced with a nonpoisonous gas that puts them “to sleep.”

—

Every published report on CAK and all meat-industry scientific advisors with a demonstrated interest in animal welfare-including Drs. Temple Grandin, Mohan Raj, and Ian Duncan- have concluded that it is superior to electric immobilization with regard to animal welfare.

—

Because there is no live shackling or live scalding, product quality and yield are greatly improved, and contamination is drastically decreased. And because workers never handle live birds, ergonomics improve, injury and illness rates decrease, and the opportunities for workers to abuse live birds are eliminated.

McDonald’s has the ability to leverage its financial and industry power to require its suppliers to adopt this less cruel slaughter method for poultry and move the industry in the right direction, like many of its competitors are already doing. The following companies are moving toward sourcing birds from suppliers that use CAK or already do so: Chipotle, Starbucks, KFCs in Canada, Ruby Tuesday, Subway, Quiznos, Kroger, A&P, Harris Teeter, Subway, and Winn-Dixie.

We urge shareholders to support this socially and ethically responsible resolution.

The Board’s statement in opposition

The Board recommends voting AGAINST the advisory proposal requesting that the Company require its chicken suppliers to switch to controlled atmosphere stunning.

The Board of Directors has carefully considered the proposal and, for the reasons described below, believes that the proposal would not enhance the Company’s existing policies and practices regarding the animal welfare of chickens and is not in the best interest of shareholders.

Our Company has long been a strong advocate of good animal welfare practices. McDonald’s global animal welfare standards require that animals be rendered insensible (so as not to experience pain) prior to and during the slaughter process. The issue raised in the proposal, namely, controlled atmosphere stunning of chickens (CAS), which the proponent refers to as controlled atmosphere killing, is a process whereby chickens are exposed to a gas or gases designed to render the chickens insensible prior to slaughter. CAS is still an emerging technology for poultry and not widely commercially available. Outside Europe, there are a limited number of small facilities using this technology.

The alternative, and more commercially-available method among chicken suppliers, is low-voltage electrical stunning (LVES). Both methods are highly complex and based on scientific principles. On a global basis, we support our suppliers’ use of both CAS and electrical stunning, while advocating continuous improvement in each system. Our position to support both methods is consistent with the views of numerous industry and scientific community members, including the American Humane Association, the National Chicken Council, and the American Association of Avian Pathologists, all of whom support both CAS and LVES as humane means of immobilizing birds.

While the proponent presents CAS as a less cruel method than LVES, the reality is that there has not yet been consensus among animal welfare scientists that CAS is a better or more efficient form of rendering chickens insensible before slaughter. McDonald’s has continually monitored this issue for many years. In 2008, for example, McDonald’s USA worked with two of its largest chicken suppliers to conduct studies to evaluate the feasibility and benefits of CAS versus LVES. These studies analyzed the advantages and disadvantages of CAS and LVES, taking into account the views of numerous animal scientists who have researched the issues. The results of these studies showed no significant animal welfare advantages for CAS over LVES. Also, in response to similar proposals from the proponent in 2005 and 2009, the Corporate Responsibility Committee of the Board of Directors issued reports on this topic, which concluded (among other things) that, notwithstanding potential benefits of CAS, it was premature to require its sole use by McDonald’s suppliers given many unanswered questions concerning this technology. The Corporate Responsibility Committee’s 2009 report and McDonald’s USA 2008 report can be located on our website at www.governance.mcdonalds.com. (These reports are not part of this Proxy Statement.)

Our Company will continue to monitor research on both existing and emerging technologies and work with our suppliers to assess new and/or improved processes as they become available. We look to our suppliers, the poultry industry and the broader animal welfare scientific community to continue advancing improvements in both stunning methods. As is the case with all areas embraced by our Company’s global supply chain sustainability framework, our Company will continue to make informed decisions based on the best science available, work with internal and external stakeholders to understand concerns and opportunities for improvement, and encourage our suppliers to promote continuous advances in technology and practices.

Finally, we note that the proponent’s proposal on this topic voted on by our shareholders at the 2010 Annual Meeting of Shareholders received the support of fewer than 4.2% of votes cast.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

McDonald’s Corporation 2011    17

PROPOSAL NO. 10

ADVISORY VOTE ON SHAREHOLDER PROPOSAL RELATING TO A REPORT ON CHILDREN’S NUTRITION

The Sisters of St. Francis of Philadelphia, the Benedictine Sisters of Mount St. Scholastica, Trinity Health, Academy of Our Lady of Lourdes, Benedictine Sisters of Mt. Angel, Sisters of St. Dominic, Congregation of the Most Holy Name, Benedictine Sisters of Boerne, Texas, Sisters of Charity of the Blessed Virgin Mary, Mercy Investment Services Inc., Adrian Dominican Sisters, Sisters of Saint Dominic of Tacoma, Catholic Health East, Friends Fiduciary and Catholic Healthcare Partners advised the Company that they intend to present the following shareholder proposal at the Annual Shareholders’ Meeting. The lead proponent, The Sisters of St. Francis of Philadelphia, owns at least $2,000 of the Company’s common stock. The address of the proponent is available upon request by calling 1-630-623-2553 or by sending a request to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523.

Shareholder proposal

Risk Evaluation: Childhood Obesity

2011 – McDonald’s Corp.

WHEREAS, the contribution of the fast food industry to the global epidemic of childhood obesity and to diet-related diseases, such as diabetes, cancer and cardiovascular disease, have become a major public issue:

* The Centers for Disease Control claims that 1 in 3 US children born in the year 2000 will be diagnosed with type 2 diabetes as a result of childhood obesity.

* In 2005, the National Academies Institute of Medicine (IOM) conducted a study concluding that fast food marketing influences children’s food preferences, diets and health in the US.

* In a 2009 follow-up report, the IOM recommended that local governments take such actions as adopting zoning policies that restrict fast food establishments near schools and playgrounds and implementing zoning to limit the density of fast food restaurants in residential communities.

* A 2010 study published by the National Bureau of Economic Research found the annual estimated cost of treating obesity is $ 168 billion; 16.5 percent of the country’s total medical care costs.

Growing public concerns have spurred action by public policy makers:

* The World Health Organization developed recommendations regarding marketing of unhealthy foods to children that urges governments to enact policies to reduce the impact of food marketing on children.

* In 2005, Congress subpoenaed 44 food companies, including our company, to submit data to the Federal Trade Commission regarding the extent and expenditures of their marketing. The FTC is currently planning a follow-up report.

* In November 2009, a bill, “The Healthy Kids Act”, was introduced in Congress with the intent of curbing childhood obesity. The bill seeks to give the FTC and relevant federal agencies regulatory authority over food marketing.

* On April 27, 2010, Santa Clara County Board of Supervisors approved an ordinance that banned toys and other promotions that come with children’s meals that exceed set levels of calories, fat, salt, and sugar. A similar measure was adopted by the San Francisco Board of Supervisors in November 2010.

* The Affordable Care Act, signed into law on March 23, 2010, included federal menu-labeling legislation requiring the posting of calories on fast food menu boards.

In November 2009, the Center for Science in the Public Interest released a report demonstrating that 88 percent of the products that our company had deemed appropriate to market to children under the industry’s voluntary marketing initiative, the Children’s Food and Beverage Advertising Initiative, met no third-party nutrition standard.

RESOLVED: Shareholders ask the Board of Directors to issue a report, at reasonable expense and excluding proprietary information, within six months of the 2011 annual meeting, assessing the company’s policy responses to public concerns regarding linkages of fast food to childhood obesity, diet-related diseases and other impacts on children’s health. Such report should include an assessment of the potential impacts of public concerns and evolving public policy on the company’s finances and operations.

The Board’s statement in opposition

The Board recommends voting AGAINST the advisory proposal requesting a report on children’s nutrition.

The Board of Directors has carefully considered the proposal and, for the reasons described below, believes that the report requested is unnecessary in light of our Company’s history in addressing the issues raised by the proposal and in reporting on our activities in an open and transparent way.

We acknowledge the importance of the subject of children’s health and nutrition. While these are global issues that require actions that go well beyond what our Company or any other provider of prepared foods can take on its own, we are committed to being part of the effort to address the issues underlying the concerns. We offer a variety of food choices to our customers; provide nutrition information about our menu items so that families can make informed decisions; communicate with children in a responsible manner through age appropriate marketing and promotional activities; and encourage children and families to live balanced, active lifestyles.

Reports on the Company’s efforts and initiatives are included in McDonald’s 2010 Worldwide Corporate Responsibility Online Report, which is located on our website at: http://www.aboutmcdonalds.com/mcd/csr.html. These initiatives vary by area of the world, depending on the needs and preferences of our customers in local markets. For example, reports on food and nutrition activities in the U.S. are located on the website at http://www.mcdonalds.com/us/en/food.html. (These reports are not part of this Proxy Statement.)

18    McDonald’s Corporation 2011

Highlights of some of the Company’s initiatives include:

—

Enhancement of the McDonald’s Global Children’s Marketing Guidelines, which, among other things, guide the way we communicate to children about balanced food choices that fit their nutrition needs and provide positive messages that support their well-being. These guidelines have unified our worldwide markets around a common set of principles for marketing to children.

—

Continuous menu development that allows McDonald’s restaurants to offer a wide variety of food choices and options for children, including fruits, vegetables, fruit juices and milk. For example, McDonald’s restaurants in the U.S. serve Apple Dippers, Fruit & Walnut Salad and apple juice, making McDonald’s one of the largest purchasers of fresh apples in the U.S. McDonald’s restaurants in China, Japan, South Africa and multiple countries in Latin America offer corn cups.

—	The 2011 McDonald’s U.S. restaurant introduction of Fruit & Maple Oatmeal, which includes whole grain oats, apples, cranberries and raisins.

—

Providing nutrition information about our food to help parents and families make informed food choices. Nutrition information has been available to our customers for over 35 years. In the U.S., nutrition information currently can be found: on McDonald’s website, on most product packaging, on nutrition leaflets located in the restaurants, on tray liners and by telephone through the customer hotline. Other McDonald’s markets around the world use similar approaches to provide customers with this information.

—

Engaging the support of subject matter experts to help guide our efforts to promote informed choices by children and families worldwide. We also work with a Global Advisory Council comprised of worldwide nutrition and public health experts to provide us with independent, scientific input.

—

Engaging with policy leaders to provide input and learn from others. In the U.S., for example, we are in active dialogues with national, state and local government leaders as we continue to work together to address the important subject of children’s health and nutrition.

While we are pleased with our progress; we strive continually to improve. In that spirit, Company representatives have met with the shareholder proponent and several of the co-filers to learn more about their concerns and to share with them our approach to this very important issue. We believe there has been constructive dialogue from all parties involved.

In light of our Company’s pro-active steps in the areas of nutrition and children’s well-being, we believe that the report requested by the proposal is unnecessary. We further believe that the proposal represents the potential for a diversion of resources with no corresponding benefit to the Company, our customers or our shareholders.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 11

ADVISORY VOTE ON SHAREHOLDER PROPOSAL RELATING TO BEVERAGE CONTAINERS

Ruth Valere Adar advised the Company that she intends to present the following shareholder proposal at the Annual Shareholders’ Meeting. The proponent owns at least $2,000 of the Company’s common stock. The address of the proponent is available upon request by calling 1-630-623-2553 or by sending a request to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523.

Shareholder proposal

WHEREAS McDonald’s Corp. has repeatedly emphasized its commitment to environmental leadership, yet continues to use polystyrene-based beverage cups 20 years after phasing out use of polystyrene-based clamshell food containers due to its negative environmental impact.

The Sustainable Packaging Coalition, of which McDonald’s is a member, defines sustainable packaging as “beneficial, safe & healthy for individuals and communities throughout its life cycle.” The International Agency for Research on Cancer has determined that styrene, used in the production of polystyrene, is a possible human carcinogen. In 2009, the California Office of Environmental Health Hazard Assessment proposed that styrene be listed as a known human carcinogen. Several epidemiologic studies suggest an association between occupational styrene exposure and an increased risk of leukemia and lymphoma.

Polystyrene is not widely recycled and has become pervasive in the marine environment, carried through storm drains to the ocean. Polystyrene breaks down into small indigestible pellets which animals perceive as food, resulting in the death of birds and marine mammals, 46 cities and counties in California have banned or restricted the use of polystyrene food packaging.

The company says it uses an eco-filter tool to inform packaging decisions, focusing on minimizing weight, maximizing recycled materials, preference for renewable and certified sustainably managed materials, minimizing the amount of harmful chemicals used in production, reducing CO2 and other greenhouse gas emissions and maximizing “end-of-life” options like recycling. McDonald’s states that it continually searches for “best practices” to ensure that product materials and design, their manufacture, distribution and use minimize lifecycle impacts on the environment. The company also states in its 2009 Corporate Responsibility Report that it continues “exploring ways to reduce the environmental impacts of our consumer packaging and waste in our restaurant operations.”

A chief competitor that retails hot beverages has made significant environmental commitments in regard to containers. Starbucks uses 10% recycled paper fiber in its hot beverage cups. It has made a public commitment to recycle all post-consumer paper and plastic cups discarded in company owned stores by 2015. It offers a discount for customers who bring reusable beverage containers into stores, and pledged to serve 25% of beverages made in its stores from reusable containers by 2015.

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BE IT RESOLVED THAT Shareowners of McDonald’s request that the board of directors issue a report assessing its progress and describing policy options for implementing the company’s environmental policies to ensure more environmentally beneficial beverage containers such as incorporating a comprehensive container recycling strategy, including recycled content goals and container recovery goals, and considering relative environmental impacts of different types of beverage containers. The board shall prepare a report by November 1, 2011 on the company’s efforts to achieve this strategy. The report, to be prepared at reasonable cost, may omit confidential information.

SUPPORTING STATEMENT

We believe the requested report is in the best interest of McDonald’s and its shareholders. Leadership in this area will protect our brand and enhance the company’s reputation.

The Board’s statement in opposition

The Board recommends voting AGAINST the advisory proposal requesting a report on beverage containers used in McDonald’s restaurants.

The Board of Directors has carefully considered this proposal and, for the reasons described below, believes that the report requested is unnecessary in light of McDonald’s ongoing sustainability efforts and reporting on these activities in an open and transparent way.

As an initial matter, the proposal requests that the Board of Directors issue a report concerning the Company’s environmental policies as they pertain to beverage containers used in McDonald’s restaurants. McDonald’s USA has been in dialogue with the proponent’s representative, and in that regard, completed an extensive survey detailing McDonald’s beverage container practices and other packaging and environmental initiatives. Accordingly, we believe that much, if not all, of the proponent’s request has been addressed through engagement with the proponent’s representative on this topic.

McDonald’s has a long and strong track record of progress in sustainability, for beverage containers and otherwise, and we take this responsibility very seriously. November 2010 marked the 20th anniversary of a then groundbreaking collaboration between the Company and the Environmental Defense Fund. It was the first partnership between an environmental group and a Fortune 500 company — at a time when environmental and business interests were not typically aligned. The success of that collaboration provided a model that the Company has used with more than 40 other initiatives to address a wide range of social and environmental issues. Detailed sustainability reports, such as McDonald’s 2010 Global Best of Green and Partnering for Success: Two Decades of Sustainable Progress, among others, can be found on our website at http://www.aboutmcdonalds.com/mcd/csr/html. (This report is not part of this Proxy Statement.)

As in other areas of sustainability, McDonald’s strives to continually improve the environmental impact of our packaging and our waste management practices. Environmental impact, along with functionality, affordability, availability of materials, impact on operations and customer acceptance are all factored into the Company’s packaging decisions. This approach considers the entire life cycle of the packaging, from where materials are sourced to the “end of life” options, including recycling. The Company also gains valuable recycling knowledge and experience through McDonald’s LEED* certified green restaurants and through continuous engagement in multi-stakeholder dialogue on this important issue.

In light of McDonald’s ongoing sustainability efforts and reporting in this regard, we believe that the report requested by the proposal is unnecessary. We further believe that the proposal represents the potential for a diversion of resources with no corresponding benefit to the Company, our customers or our shareholders.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

*	LEED (Leadership in Energy and Environmental Design) was developed by the U.S. Green Building Council and is an internationally recognized rating and certification system for green buildings.

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Stock ownership

STOCK OWNERSHIP GUIDELINES

The Company imposes minimum stock ownership guidelines for Directors and senior officers. These guidelines are available on the Company’s website at www.governance.mcdonalds.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows all beneficial owners of more than five percent of the Company’s common stock outstanding as of December 31, 2010:

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (2)
BlackRock, Inc. (1)	53,390,500	5.07%
40 East 52nd Street
New York, NY 10022

(1)	Reflects shares deemed to be beneficially owned by BlackRock, Inc. (BlackRock), directly or through its subsidiaries, as of December 31, 2010, according to a statement on Schedule 13G/A filed with the SEC on February 7, 2011, which indicates that BlackRock, an investment adviser, has sole voting power and sole dispositive power with respect to all of the shares. The Schedule 13G/A certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of McDonald’s.

(2)	Based on the number of outstanding shares of common stock on December 31, 2010.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the ownership of the common stock and common stock equivalent units for the named individuals and the group as of March 1, 2011, except as noted below. Directors and executive officers as a group owned (directly, indirectly and through benefit plans) less than 1.0% of the Company’s common stock:

Name	Common stock (1)(2)(3)(4)(5)	Stock equivalents (6)	Total
Susan E. Arnold	–	7,510	7,510
Peter J. Bensen	135,248	15,101	150,349
Robert A. Eckert	25,000	31,973	56,973
Timothy J. Fenton	136,314	19,604	155,918
Janice L. Fields	268,328	4,716	273,044
Enrique Hernandez, Jr.	11,108	54,421	65,529
Jeanne P. Jackson	12,250	41,196	53,446
Richard H. Lenny	2,000	16,877	18,877
Walter E. Massey	5,750	24,418	30,168
Andrew J. McKenna	49,408	87,491	136,899
Cary D. McMillan	14,284	23,413	37,697
Sheila A. Penrose	3,000	10,911	13,911
John W. Rogers, Jr.	92,600	28,883	121,483
James A. Skinner	1,670,909	38,900	1,709,809
Roger W. Stone	36,000	89,087	125,087
Donald Thompson	340,699	12,707	353,406
Miles D. White	5,000	2,782	7,782
Denis Hennequin (7)	176,182	1,466	177,648
Directors and executive officers as a group (the Group) (26 persons)	3,666,022	567,926	4,233,948

(1)	Beneficial ownership of shares that are owned by members of their immediate families directly or through trusts is disclaimed as follows: Directors McKenna, 640; and Rogers, 100.

(2)	Includes unallocated shares held in the Company’s Profit Sharing and Savings Plan as follows: Directors Skinner, 9,414; and Thompson, 3,383; Mr. Bensen, 44; Ms. Fields 7,087 and the Group, 28,453.

(3)	Includes shares that could be purchased by exercise of stock options on or within 60 days after March 1, 2011 (for Mr. Hennequin, on or within 60 days after November 30, 2010; see footnote (7) below), under the Company’s option plans as follows: Directors Eckert, 15,000; Jackson, 10,000; McKenna, 4,998; Rogers, 15,000; Skinner, 1,327,888; Stone, 18,000 (options are held by a trust, of which Mr. Stone is Trustee) and Thompson, 291,868; Messrs. Bensen, 129,581; Fenton, 97,211; and Hennequin, 69,646; and Ms. Fields, 202,257; and the Group, 2,681,725.

McDonald’s Corporation 2011    21

(4)	Directors and executive officers as a group have sole voting and investment power over shares of common stock listed in the prior table except as follows: (i) shared voting and investment powers for shares held by Directors Eckert, 10,000; Hernandez, 11,108; Jackson, 2,250; Lenny, 2,000; Skinner, 97,964; and Thompson, 253; Mr. Fenton, 2,441; and the Group, 162,821 ; (ii) for the benefit of children, shares held by Mr. Fenton, 3,159; and the Group, 3,242; (iii) for Mr. Skinner, 2,926 shares are held in a trust of which his spouse is a trustee; and (iv) 18,000 shares held by a family foundation as to which Director Stone maintains voting and/or transfer rights.

(5)	For Mr. Rogers, includes 77,500 shares of common stock held in a margin account.

(6)	Includes common stock equivalent units credited under the Company’s retirement plans and the Directors’ Deferred Compensation Plan, which are payable in cash. In addition, for Mr. Hennequin, includes shares credited to his Plan d’Épargne Entreprise account as of November 30, 2010.

(7)	All amounts reported for Mr. Hennequin are as of November 30, 2010, as a result of his retirement on that date as President, McDonald’s Europe.

22    McDonald’s Corporation 2011

Executive compensation

COMPENSATION COMMITTEE REPORT

Dear Fellow Shareholders:

The Compensation Committee reviewed and discussed the Company’s Compensation Discussion and Analysis with McDonald’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted,

The Compensation Committee

Robert A. Eckert, Chairman

Susan E. Arnold

Richard H. Lenny

John W. Rogers, Jr.

Miles D. White

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

McDonald’s executive compensation program supports our long-term business plan, the Plan to Win. The key objectives of our executive compensation program are to motivate our executives to increase profitability and shareholder returns, to pay compensation that varies based on performance and to compete for and retain managerial talent.

Our pay package includes base salary, our annual bonus plan, which we refer to as TIP, our long-term cash incentive plan, which we refer to as CPUP, and stock options and restricted stock units, each as described below. We seek to align metrics under our pay package with our main objective — long-term sustainable growth. Operating income is therefore a key focus. The level of operating income growth measures how effectively management has grown comparable sales by executing our strategic initiatives. It also measures how well management has managed costs and deployed capital to achieve strong cash flow that we can reinvest in the business and return to shareholders. In short, operating income is the best measure of whether we are achieving our goal to grow by being better, and not just bigger.

We also believe using a variety of performance metrics is important to promote a balanced evaluation of executive performance, just as we believe a mix of awards is important to balance incentives and mitigate risk. For this reason, we also consider return on total assets and earnings per share as additional perspectives on how well management is executing the Plan to Win. Although our stock price is affected by many factors apart from our performance, we believe it should also be an important driver of compensation to align management and shareholder interests. Our pay package includes significant equity-based incentives, and we use total return to shareholders relative to the S&P 500 Index as a performance metric in our CPUP. The table on page 24 further describes the primary quantitative metrics we use and how we incorporate them into our pay package. We complement them with other measures, some of which are qualitative and more subjective in their application.

In 2010, McDonald’s performance for the year was very strong, resulting in TIP payouts well above target levels. Highlights of our performance in 2010 include the following:

>	2010 was McDonald’s seventh consecutive year of positive comparable sales growth in every geographic segment, with a global increase of 5.0% over 2009.

>	2010 operating income increased by 9% (9% in constant currencies) to $7.47 billion.

>	Earnings per share was $4.58, an increase of 11% (11% in constant currencies).

>	We returned $5.1 billion to our shareholders through share repurchases and dividends paid in 2010.

>	Our total return to investors for the year ended December 31, 2010 was 27%, which was third highest among the 30 companies that comprise the Dow Jones Industrial Average.

>	For the three-year and five-year periods ending December 31, 2010, our compound annual rate of return to investors was 13% and 21%, respectively.

Over the last five years, we have produced consistent year-over-year growth in operating income (excluding one-time charges associated with our Latin American business in 2007) and have paid TIP bonuses for each year despite an exceptionally challenging global economic and operating environment.

KEY TERMS

We use the following terms in describing our compensation plans, measures of Company performance and other aspects of our executive compensation program.

COMPANY COMPENSATION PLANS

TIP. Target Incentive Plan. Our annual cash incentive plan.

CPUP. Cash Performance Unit Plan. Our three-year cash incentive plan.

RSUs. Restricted stock units. An RSU provides the right to receive a share of McDonald’s stock (or, at the Company’s discretion, the equivalent cash value). RSUs granted to executives generally have both service and performance-based vesting requirements.

QUANTITATIVE MEASURES OF COMPANY PERFORMANCE

Operating income, ROTA and EPS are based on the corresponding measures reported in our financial statements and are adjusted for purposes of our compensation program. For more information about adjustments in measuring performance, see page 27.

Operating income. Profit attributed to the operations.

ROTA. Return on total assets (operating income divided by average assets).

McDonald’s Corporation 2011    23

EPS. Earnings per share (net income divided by diluted weighted-average shares). Diluted weighted-average shares include weighted-average shares outstanding plus the dilutive effect of share-based compensation.

TSR. Total shareholder return. The total return on our shares over a specified period, expressed as a percentage (calculated based on the change in our stock price over the relevant measurement period and assuming reinvestment of dividends).

GROUPS OF COMPANY EMPLOYEES

Staff. Company employees, including home office, divisional office and regional office employees.

Senior management. Employees at the level of senior vice president and above; about 50 employees.

Executives. The 12 most senior executives of the Company.

Named executive officers (“NEOs”). The following six executives’ compensation is described in this Proxy Statement, pursuant to SEC requirements.

>	James A. Skinner, Vice Chairman and Chief Executive Officer or CEO

>	Peter J. Bensen, Chief Financial Officer or CFO

>	Donald Thompson, President and Chief Operating Officer or President/COO

>	Timothy J. Fenton, President of McDonald’s Asia/Pacific, Middle East and Africa, or APMEA (based in Asia through April, 2010. Mr. Fenton relocated to the U.S. thereafter.)

>	Janice Fields, President of McDonald’s USA

>	Denis Hennequin, former President of McDonald’s Europe (based in Europe). Mr. Hennequin resigned from the Company effective November 30, 2010.

OTHER

Total direct compensation. Base salary, TIP, CPUP, stock options and RSUs.

Total direct compensation opportunity for 2010. The targeted value of direct compensation that the NEOs had an opportunity to earn in 2010 for target performance.

Committee. The Compensation Committee of the Company’s Board of Directors.

AOWs. The Company’s geographic business units, namely the U.S., Europe and APMEA.

McDONALD’S EXECUTIVE COMPENSATION PROGRAM

KEY OBJECTIVES

The Company’s executive compensation program focuses on achieving three key objectives:

¡	Motivating our executives to increase profitability and shareholder returns

¡	Varying compensation based upon performance

¡	Competing for and retaining managerial talent

QUANTITATIVE PERFORMANCE FACTORS

The following table highlights the primary quantitative performance measures the Company uses in its executive compensation program. The rationale for the use of each measure is explained below in the detailed discussions of each element of compensation.

Performance measure	TIP	CPUP	Stock options	RSUs
Operating income	X	X
ROTA		X
EPS				X
Share price			X	X
TSR		X

QUALITATIVE PERFORMANCE FACTORS

Determinations of base salary, TIP payouts and annual equity-based compensation grants take into account qualitative aspects of individual performance, as well as potential for future performance. A multiplier based on the assessment of individual performance is used in calculating final TIP awards and has significant potential to affect the amount of such awards, as described on page 25. For example, in 2010, the key priorities for our CEO were:

> Long-term sustainable growth

> Talent management and leadership development

> Balanced, active lifestyles initiatives

ELEMENTS OF McDONALD’S EXECUTIVE COMPENSATION

ALLOCATION OF TOTAL DIRECT COMPENSATION AMONG THE ELEMENTS

Approximately 78% of the NEOs’ total direct compensation opportunity for 2010 was allocated to variable compensation that is at-risk based on performance, including short-term and long-term incentive compensation.

Long-term incentive compensation is allocated approximately two thirds to equity-based compensation and one third to long-term cash incentive compensation under the CPUP. 70% of the equity-based compensation is granted in the form of stock options and 30% in the form of RSUs.

The following charts illustrate the allocation of total direct compensation opportunity for 2010 between fixed and variable elements, as well as between short- and long-term elements.

24    McDonald’s Corporation 2011

Because they illustrate compensation opportunity for 2010, the charts reflect target TIP, an annualized portion of target CPUP, and the grant date fair value of stock options and RSUs granted in 2010. Actual TIP payouts were above target, reflecting our results. Executives have the opportunity to earn the full number of RSUs covered by their awards only if applicable EPS performance targets and service requirements are met.

DETAILED INFORMATION ABOUT ELEMENTS OF COMPENSATION

> Annual base salary

In setting base salary levels annually, we take into account competitive considerations (including local market conditions), individual performance, tenure in position, internal pay equity, and the effect on our general and administrative expenses. For 2010, the Company used the 50th percentile of salaries paid to executives in comparable positions at companies in our peer group to inform its decision regarding salary. On an individual basis, salaries are then adjusted as necessary and set above or below the 50th percentile based on individual circumstances. For example, in 2010, our CEO’s base salary was around the 75th percentile due to his tenure and strong contributions to the success of the Company. In 2010, NEOs’ base salaries were increased by between 2.85% and 8.33%, except for Mr. Thompson, who received a 39.1% increase in connection with his promotion to President/COO, and Ms. Fields, who received a 14.7% increase in connection with her promotion to President of McDonald’s USA.

> TIP

Our TIP is designed primarily to reward growth in operating income, which measures the success of the most important elements of our business strategy. Operating income growth requires the Company to balance increases in revenue with financial discipline to produce strong margins and a high level of cash flow. The individual performance of our executives is also an important part of their TIP award.

Operating income is measured on a consolidated (referred to as “Corporate”) basis or an AOW basis, or a combination of the two, depending on the participant’s responsibilities. If there is no growth in operating income, the TIP formula results in no payouts. In addition to operating income growth, final TIP payouts take into account pre-established “modifiers” reflecting other measures of Corporate and/or AOW performance (such as, for 2010, comparable guest count increases, customer service improvements and corporate G&A management). In addition to Company performance, TIP payouts are adjusted based on the application of an individual performance factor (up to 150% in 2010) which may act as a multiplier and can have a significant effect, whether positive or negative, in determining the final payout amount (final payouts are capped at 250% of target). The description following the Grants of Plan Based Awards table on pages 34 and 35 provides additional details on how each element of performance translates into actual TIP payouts.

Target awards for our executives for 2010 were set at approximately the 60-65th percentile of target awards granted to individuals in comparable positions at companies in our peer group.

In 2010, operating income growth exceeded the targets under the TIP for each AOW and Corporate. Further, performance by each AOW and Corporate met or exceeded the pre-established targets for each modifier.

The operating income targets and results under the 2010 TIP are shown in the following table:

(Dollars in millions)	Target 2010 operating income*	2010 operating income*	Target 2010 operating income growth over 2009*	2010 operating income growth over 2009*
Corporate	$7,242.7	$7,489.1	6.8%	10.5%
U.S.	3,404.6	3,461.5	5.4	7.1
APMEA	1,086.1	1,131.3	9.8	14.4

*	Adjusted for compensation purposes as described on page 27.

McDonald’s Corporation 2011    25

In addition (as reflected in the table on page 35), the NEOs’ qualitative individual performance factors were all above 100%.

Consistent with our 2010 results, our executives’ TIP awards were well above target. The target awards and final TIP payouts for the NEOs are shown in the following table:

Named executive officer	Target TIP award	TIP final payout		TIP final payment as percentage of target
James A. Skinner	$2,160,000	$4,500,000		208.3%
Peter J. Bensen	650,000	1,296,000		199.4
Donald Thompson	991,200	1,855,000		187.1
Timothy J. Fenton	496,400	961,000		193.6
Janice L. Fields	487,945	780,000		159.9
Denis Hennequin	566,822	0	*	0.0

*	Mr. Hennequin did not receive a payout under TIP due to his resignation in November, 2010.

Additional detail about the NEOs’ 2010 TIP awards begins on page 34.

> CPUP

Senior management is eligible for triennial long-term cash incentive awards under CPUP that primarily focus on performance other than stock price. The Committee approved new CPUP awards in February 2010 for the performance period January 1, 2010 to December 31, 2012. Participants will not receive any payout under the 2010-2012 CPUP until after the performance period ends. The Committee determined a target award for each NEO based on his/her respective level of responsibility and on our practice to allocate approximately one third of long-term incentive compensation opportunities to CPUP. As with the 2007-2009 CPUP, final payouts will be determined based on the following three quantitative measures over the three-year performance period: consolidated compound annual growth in operating income (weighted 75%), average ROTA (weighted 25%) and TSR relative to the S&P 500 Index (+/-15% multiplier). No final awards will be earned unless threshold levels of the operating income and ROTA measures are both met.

The Company believes the combination of operating income growth and ROTA provide the appropriate balance in a long-term plan as operating income growth focuses on the key elements of growing our business (as previously discussed) and ROTA measures the efficiency of our capital investments. The Company believes that the TSR multiplier rewards above-market performance while holding senior management accountable for below-market performance.

The matrix below shows examples of 2010-2012 CPUP payouts (prior to adjustment based on the TSR multiplier) as a percentage of the target award at different levels (threshold, target and maximum) of operating income and ROTA:

Average 2010-2012	Threshold 0%	Target 100%	Maximum 200%
Consolidated compound operating income growth*	1.5%	6.5%	11.5%
ROTA*	22.0	25.0	27.0

*	Adjusted for compensation purposes as described on page 27.

> Stock options

Stock options, including those granted in 2010, have an exercise price equal to the closing price of our common stock on the grant date, a term of ten years and vest ratably over four years. The Company’s policies and practices regarding stock option grants, including the timing of grants and the determination of the exercise price, are described on page 29.

> RSUs

The RSUs granted to executives in 2010 are scheduled to cliff vest at the end of a three-year service period, subject to the Company’s achievement of increased EPS over that period. The target performance level for the RSUs granted to executives in 2010 is 6% compounded annual growth in EPS on a cumulative basis over baseline 2009 EPS of $3.97. If target performance is achieved, the full number of RSUs covered by the award will be eligible to vest. Achievement of above target performance does not increase the number of RSUs earned, but below target performance does reduce the number of RSUs that will vest.

Although the value of RSUs is linked to our stock price, the performance-based vesting conditions based upon EPS growth require the executives to achieve the Company’s strategic objectives in order to receive the awards. The Company believes that EPS growth is a strong indicator of effective strategic growth.

All of the RSUs granted to the NEOs in 2007 vested in 2010 based on the achievement of 17.7% compounded annual EPS growth over the performance period, which exceeded the target of 7%.

> Retirement savings plans

The NEOs who are currently employed by the Company participate in our broad-based tax-efficient defined contribution retirement savings plan.

26 McDonald’s Corporation 2011

> Severance and change in control arrangements

Severance plan. Messrs. Bensen, Thompson and Fenton, and Ms. Fields participate in our severance plan, a broad-based plan that provides severance benefits to certain U.S. employees based on their level within the Company and years of service. The severance plan is described on page 42.

Change in control employment agreements. The Company has change in control employment agreements with its active NEOs. Benefits under the change in control employment agreements are described under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 39.

Executive Retention Replacement Plan (ERRP). Mr. Skinner participates in the Executive Retention Replacement Plan or ERRP. Since Mr. Skinner fulfilled the retention period and satisfies the retirement age requirement under the ERRP, he is entitled to retire at any time and receive certain cash benefits, as well as the vesting of all of his outstanding equity awards. Stock options would continue to become exercisable on their originally scheduled dates and RSUs would be paid out on the originally scheduled dates, based on the Company’s achievement of the applicable performance goals. In addition, Mr. Skinner would receive substantially similar economic benefits if his employment is terminated for any reason other than death, disability or “cause.” Mr. Skinner’s receipt of benefits under the ERRP is subject to the execution of an agreement that includes covenants not to compete, not to solicit employees, nondisparagement and nondisclosure covenants as well as a release of claims.

Denis Hennequin resignation. Pursuant to a Settlement Agreement under French law, upon Mr. Hennequin’s resignation, he received a settlement amount of $414,525 (€310,000); an expatriate premium of $58,657; amounts in respect of 42 days of accrued and unused vacation; and the ability to exercise any vested stock options until February 28, 2011, subject to certain sale restrictions on the underlying shares. Mr. Hennequin forfeited all unvested stock options and RSUs. In accordance with his employment contract, Mr. Hennequin remains subject to a one-year covenant not to compete and other customary restrictive covenants, including a two-year non-solicit covenant, in exchange for monthly payments equal to his former monthly salary for a period of up to one year. Mr. Hennequin has also waived all claims against the Company relating to his resignation of employment.

> Perquisites and other fringe benefits

McDonald’s provides the following limited perquisites to executives: Company-provided cars or an allowance, financial planning, annual physical examinations (which are also available for the executives’ spouses), limited executive security, matching charitable donations, limited personal items and, generally in the case of the CEO only, personal use of the Company’s aircraft. See footnote 5 to the Summary Compensation Table on page 30 for a discussion of perquisites. Executives also participate in all of the broad-based benefit and welfare plans and perquisites available to McDonald’s employees in general.

CERTAIN ADJUSTMENTS IN MEASURING PERFORMANCE

In measuring performance against financial metrics, the Committee focuses on the fundamentals of the underlying business performance and makes adjustments for items that are not indicative of ongoing results. For example, operating income and EPS are expressed in constant currencies (i.e., excluding the effects of foreign currency translation), since we believe that period-to-period changes in foreign exchange rates can cause our reported results to appear more or less favorable than business fundamentals would indicate. The Committee’s approach to other types of adjustments is subject to pre-established guidelines to provide clarity in how it views the business when evaluating management’s performance. Charges/credits that may be excluded from operating income include: “strategic” items (such as restructurings, acquisitions and divestitures); “regulatory” items (changes in tax or accounting rules); and “external” items (such as natural disasters). Similar principles apply to exclusions from EPS and when calculating ROTA.

Significant items excluded in calculating adjusted operating income for 2010 TIP include:

>	Charges related to certain strategic Japan store closings; and
>	Pretax income related to the resolution of certain liabilities retained in connection with the 2007 Latin America developmental license transaction.

Significant items excluded from base EPS (2009 EPS) for the RSUs granted to the executives in 2010 include:

>	Pretax income primarily related to the resolution of certain liabilities retained in connection with the 2007 Latin American developmental licensee transaction and recognition of a tax benefit in connection with this income.

Significant items excluded from base EPS (2006 EPS) for RSUs that were granted in 2007 and vested in 2010 include:

>	Discontinued operations (related to divestiture of Chipotle and Boston Market).

THE PROCESS FOR SETTING COMPENSATION

The Committee is responsible for reviewing and approving senior management’s compensation. The Chairmen of the Governance and Compensation Committees lead the Board’s independent Directors in the evaluation of the CEO’s performance. Based upon the results of this performance evaluation, the Committee determines the CEO’s compensation.

THE ROLE OF MANAGEMENT

Management recommends compensation packages for executives other than the CEO to the Committee for consideration and approval. The CEO recommends compensation packages for the NEOs who report directly to him: Messrs. Bensen and Thompson. The President/COO does the same for the NEOs who report directly to him: Messrs. Fenton and (prior to his resignation) Hennequin and Ms. Fields. The head of human resources also provides input on compensation packages for each of the executives. In 2010, prior to each Committee meeting, the CEO and

McDonald’s Corporation 2011    27

the CFO provided input on the materials prepared by management and presented to the Committee (except with respect to their own compensation).

THE ROLE OF COMPENSATION CONSULTANTS

The Committee has adopted a policy governing the engagement of its independent compensation consultant, under which the Committee has the sole authority to select, evaluate, retain and dismiss the consultant and approve the terms of the consultant’s retention. Management may not engage the consultant.

Frederic W. Cook & Co., Inc. (“Fred Cook”) is the Committee’s independent compensation consultant. Other than assistance to the Board in carrying out certain routine functions (compiling and summarizing the results of certain Board and Director evaluations) and advice on Director fees, Fred Cook does not provide any other services to the Company or to management.

Management also considers survey data and similar information about compensation programs that it obtains from various sources, including Hewitt Associates LLC, which also provides significant benefit plan administration services to McDonald’s, and Towers Watson & Co. From time to time, data obtained from these other sources is provided to the Committee.

THE COMMITTEE’S CONSIDERATION OF TALLY SHEETS AND RETIREMENT SAVINGS

The Committee annually reviews tally sheets which summarize all components of our executives’ total compensation. In addition, the Committee annually reviews wealth accumulated by our executives under our retirement savings plans (which is comprised mostly of the executives’ contributions under the plans) and equity compensation plans. It is not our practice to take this information into account when determining compensation. We believe that it would be inconsistent with the purpose of our executive compensation program to make decisions about current awards by taking into account the executives’ accumulated savings and investment returns.

COMPANIES IN OUR PEER GROUP IN 2010

Consistent with our goal of providing competitive compensation, we compare our executives’ compensation to executive compensation at a peer group of companies. The companies in the peer group are companies with which we compete for talent, including our direct competitors, major retailers, producers of consumer branded goods and companies with a significant global presence.

The Committee reviews our peer group annually. The table below shows market capitalization for each of our peer group companies for 2010 (except for Nestlé and Unilever, which are U.S. divisions of non-U.S. companies for which such information is not available), which ranges from $1.8 billion to $194.1 billion. McDonald’s market capitalization as of the end of 2010 was $81 billion (or the 76th percentile of our comparator group).

McDONALD’S 2010 PEER GROUP COMPANIES (1)

(Dollars In billions)

Peer	Market capitalization
Branded Consumer Products:
3M Company	$62.0
The Coca-Cola Company	136.9
Colgate-Palmolive	37.1
The Walt Disney Company	63.1
General Mills, Inc.	22.5
Johnson & Johnson	169.7
Kellogg Company	21.3
Kraft Foods, Inc.	53.9
Nestlé (United States) (2)	–
NIKE, Inc.	41.2
PepsiCo, Inc.	103.7
The Procter & Gamble Company	167.9
Unilever (United States) (2)	–
Major Retailers/Services:
Best Buy Co., Inc.	17.8
Costco Wholesale Corporation	29.0
The Home Depot, Inc.	50.7
Lowe’s Companies Inc.	29.7
Sears Holding Corporation	7.9
Target Corporation	36.8
Walgreen Co.	32.1
Wal-Mart Stores, Inc.	194.1
Retail Eating Places:
Yum! Brands, Inc.	20.8
Starbucks Corporation	19.3
Wendy’s/Arby’s Group, Inc.	1.8
Burger King Holdings, Inc. (formerly Burger King)	3.3

(1)	Source for market capitalization: Bloomberg.com. Data as of December 31, 2010, except Burger King Holdings, Inc. which ceased to be publicly traded in October 2010.

(2)	Unlisted U.S. division of non-U.S. company.

28    McDonald’s Corporation 2011

COMPENSATION POLICIES AND PRACTICES

RISK AND COMPENSATION PROGRAMS

In considering the risks to the Company and its business that may be implied by our compensation plans and programs, the Committee focuses primarily on senior management, but also considers the design, operation and mix of the plans and programs at all levels of the Company. Our compensation program is designed to mitigate the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and destroy shareholder value.

INTERNAL PAY EQUITY

Overall compensation opportunities reflect our executives’ positions, responsibilities and tenure and are generally similar for executives who have comparable levels of responsibility (although actual payouts may differ depending on relative performance). Our CEO, Mr. Skinner, has ultimate responsibility for the strategic direction of the Company, and therefore is the most highly paid. Mr. Skinner’s compensation also reflects the importance of his leadership to the successful design and execution of our business strategy and his tenure as CEO.

SECTION 409A OF THE INTERNAL REVENUE CODE

All of the Company’s compensation programs are designed to comply with Section 409A of the Internal Revenue Code which imposes certain requirements on “nonqualified deferred compensation plans.”

POLICY WITH RESPECT TO DEDUCTIBILITY OF COMPENSATION

While the Committee retains flexibility, we generally design our compensation programs to allow the Company to deduct compensation expense under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of annual compensation paid to certain officers unless the compensation is performance based.

POLICY REGARDING STOCK OWNERSHIP OF MANAGEMENT

The Company has adopted share ownership requirements because we believe that senior management will more effectively pursue the long-term interests of shareholders if they are shareholders themselves (for example, our CEO is required to own McDonald’s stock equal in value to at least six times his base salary). The Committee reviews share ownership requirements annually. Further, the Company has adopted restrictions that prohibit specified employees, including senior management, from engaging in derivative transactions. These restrictions also require approval in order to hold Company shares in a margin account.

POLICIES AND PRACTICES REGARDING EQUITY AWARDS

Equity awards cannot be granted when the Company possesses material non-public information. The Company generally makes broad-based equity grants at approximately the same time each year following the Company’s release of financial information; however, the Company may choose to make equity awards outside of the annual broad-based grant. Stock options may be granted only with an exercise price at or above the closing market price of the Company’s stock on the date of grant.

POLICY REGARDING FUTURE SEVERANCE PAYMENTS

The Company has adopted a policy under which the Company will seek shareholder approval for future severance payments to a NEO if such payments would exceed 2.99 times the sum of (i) the NEO’s annual base salary as in effect immediately prior to termination of employment; and (ii) the highest annual bonus awarded to the NEO by the Company in any of the Company’s three full fiscal years immediately preceding the fiscal year in which termination of employment occurs. Certain types of payments are excluded from this policy, such as amounts payable under arrangements that apply to classes of employees other than the NEOs or that predate the implementation of the policy, as well as any payment that the Committee determines is a reasonable settlement of a claim that could be made by the NEO.

RECOUPMENT AND FORFEITURE OF COMPENSATION

The Company’s compensation plans contain recoupment provisions that apply to a larger group of employees than the recoupment provisions under the Sarbanes-Oxley Act.

Senior management may be required to repay to the Company compensation previously awarded under TIP and CPUP in certain circumstances (for example, willful fraud) and to the extent permitted under applicable law.

Payments under the ERRP, including some stock option gains and RSU payouts, are also subject to forfeiture and recoupment in certain circumstances, such as violation of an applicable restrictive covenant or the commission of an act that would have resulted in termination for “cause.”

Under our severance plan that applies to eligible employees on the U.S. payroll, the Company may cease payment of any future benefits and require repayment of any previously paid severance amounts if an employee violates an applicable restrictive covenant or commits an act that would have resulted in termination for “cause.”

Unexercised stock options and unpaid RSUs are subject to forfeiture if any employee commits an act or acts involving dishonesty, fraud, illegality or moral turpitude. Further, if an executive violates a restrictive covenant, the Company will be able to cancel outstanding awards.

McDonald’s Corporation 2011    29

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by or paid to our NEOs in 2008, 2009 and 2010.

Name and principal position (a)	Year (b)	Salary (1) ($)(c)	Stock awards (2) ($)(e)	Option awards (3) ($)(f)	Non-equity incentive plan compensation (4) ($)(g)		All other compensation (5) ($)(i)		Total ($)(j)
James A. Skinner Vice Chairman and Chief Executive Officer	2010	$1,433,333	$1,415,255	$1,752,389	Annual:	$4,500,000	$631,641		$9,732,618
					Long-term:	0
					Total:	4,500,000
	2009	1,391,667	1,670,500	2,238,608	Annual:	3,250,000	743,350		17,574,125
					Long-term:	8,280,000
					Total:	11,530,000
	2008	1,337,500	2,708,203	4,393,542	Annual:	4,600,000	557,674		13,596,919
					Long-term:	0
					Total:	4,600,000

Peter J. Bensen Corporate Executive Vice President and Chief Financial Officer	2010	641,667	398,084	492,891	Annual:	1,296,000	198,800		3,027,441
					Long-term:	0
					Total:	1,296,000
	2009	554,167	291,702	390,873	Annual:	956,000	177,514		4,981,715
					Long-term:	2,611,459
					Total:	3,567,459
	2008	450,000	401,728	285,585	Annual:	938,000	98,178		2,173,491
					Long-term:	0
					Total:	938,000

Donald Thompson President and Chief Operating Officer	2010	794,952	583,838	722,908	Annual:	1,855,000	174,662		4,131,360
					Long-term:	0
					Total:	1,855,000
	2009	570,833	344,725	715,758	Annual:	581,000	166,077		5,138,393
					Long-term:	2,760,000
					Total:	3,341,000
	2008	545,833	324,982	527,230	Annual:	794,708	140,074		2,332,827
					Long-term:	0
					Total:	794,708

Timothy J. Fenton President, McDonald’s Asia / Pacific, Middle East and Africa (6)	2010	581,083	371,564	460,033	Annual:	961,000	385,411		2,759,091
					Long-term:	0
					Total:	961,000
	2009	563,750	344,725	461,941	Annual:	834,000	1,164,702		6,129,118
					Long-term:	2,760,000
					Total:	3,594,000
	2008	545,000	324,982	527,230	Annual:	930,000	1,729,824		4,057,036
					Long-term:	0
					Total:	930,000

Janice L. Fields President, McDonald’s USA (7)	2010	573,351	291,947	361,459	Annual:	780,000	146,659		2,153,416
					Long-term:	0
					Total:	780,000

Denis Hennequin Former President, McDonald’s Europe (8)	2010	611,171	371,564	460,033	Annual:	0	831,172	(9)	2,273,940
					Long-term:	0
					Total:	0
	2009	671,628	342,126	715,591	Annual:	868,550	320,125		5,678,020
					Long-term:	2,760,000
					Total:	3,628,550
	2008	686,341	350,894	570,866	Annual:	1,208,940	344,450		3,161,491
					Long-term:	0
					Total:	1,208,940

30    McDonald’s Corporation 2011

(1)	The base salary earned in 2010 by the NEOs reflects regular annual increases in base salary that took effect March 1, 2010, except for Mr. Thompson and Ms. Fields who each received their raise in connection with their promotion to President/COO and President of McDonald’s USA, respectively. The NEOs’ annualized rates of base salary as of December 31, 2010 were as follows:

James A. Skinner	$1,440,000
Peter J. Bensen	650,000
Donald Thompson	800,000
Timothy J. Fenton	584,000
Janice L. Fields	575,000

(2)	Represents the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, based on the probable outcome of the applicable performance conditions and excluding the effect of estimated forfeitures during the applicable vesting periods, of RSUs granted to the NEOs under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan, as amended (Amended 2001 Plan) in each of 2008, 2009 and 2010. The values in this column are based on the closing market price of the Company’s common stock on the date of the award, less the present value of expected dividends over the vesting period. Generally, RSUs vest on the third anniversary of the grant date and are subject to performance-based vesting conditions linked to the Company’s achievement of target levels of diluted earnings per share growth. Information with respect to the RSUs granted to the NEOs in 2010 is disclosed in the Grants of Plan-Based Awards table on page 33 and the accompanying notes. Information with respect to RSUs reflected in this column that were granted in years before 2010 is disclosed in the Outstanding Equity Awards at 2010 Year-End table on page 36 and the accompanying notes.

(3)	Represents the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures during the applicable vesting periods, of stock options granted to the NEOs in each of 2008, 2009 and 2010. Options have an exercise price equal to the closing price of the Company’s common stock on the date of grant, vest in equal annual installments over a four-year period and are subject to the provisions of the Amended 2001 Plan. The values in this column for stock options granted in 2010 are determined using a closed-form pricing model based on the following assumptions, as described in the footnotes to financial statements: expected volatility based on historical experience of 22.1%; an expected annual dividend yield of 3.5%; a risk-free return of 2.8%; and expected option life based on historical experience of 6.2 years. Information with respect to the options granted to the NEOs in 2010 is disclosed in the Grants of Plan-Based Awards table on page 33 and the accompanying notes. Information with respect to options reflected in this column that were granted in years before 2010 is disclosed in the Outstanding Equity Awards at 2010 Year-End table on page 36 and the accompanying notes.
(4)	The values for non-equity incentive plan awards reported in column (g) reflect the fact that our long-term cash incentive plan or CPUP operates on non-overlapping three year cycles. Payouts under our annual cash incentive plan, TIP, are reflected in column (g) for each of 2008, 2009 and 2010.

(5)	“All other compensation” for 2010 includes the Company’s contributions to the Company’s Profit Sharing and Savings Plan and Excess Benefit and Deferred Bonus Plan on behalf of the NEOs other than Mr. Hennequin, in the following amounts:

James A. Skinner	$515,167
Peter J. Bensen	175,744
Donald Thompson	151,355
Timothy J. Fenton	155,659
Janice L. Fields	118,999

“All other compensation” also includes limited categories of perquisites, including personal use of Company-provided cars or an allowance; Company-paid life insurance; financial counseling; annual physical examinations for the executives (which are also available for the executives’ spouses); limited executive security; matching charitable donations; limited personal items; and for the CEO only, personal use of the Company’s aircraft (with a net cost to the Company in 2010 of $58,487 for Mr. Skinner). In general, the CEO is the only executive who is permitted to use the Company’s aircraft for personal travel. However, in certain circumstances the CEO may at his discretion determine that it is appropriate for other executives to use the corporate aircraft for personal travel (this did not occur in 2010). In addition, on certain occasions, at the discretion of the CEO, other executives may be accompanied by their spouses when traveling to business events on the Company’s aircraft.

In the case of the Company’s NEOs based overseas, Messrs. Fenton and Hennequin, the amount in this column for 2010 also includes certain benefits in connection with their international assignments, as follows:

For Mr. Fenton: Company-provided residence in Hong Kong through April 2010; housing insurance and utilities for his Hong Kong residence; a cost-of-living adjustment; home leave and family travel allowance for Mr. Fenton and his family (in the amount of $55,925); relocation expenses (in the amount of $80,407); and tax preparation services. As previously disclosed, the Company maintained a tax equalization program for Mr. Fenton designed to reimburse tax obligations arising solely as a result of his international assignment that were in excess of the taxes he would have paid had he remained in the U.S. Mr. Fenton’s return to the U.S. in April 2010 affected his aggregate tax obligations with respect to 2010 income and resulted in no aggregate incremental cost to the Company in 2010. Certain tax payments were made by the Company during 2010 for Mr. Fenton’s benefit; however, all amounts were previously disclosed or offset by other amounts withheld from Mr. Fenton’s compensation. Amounts paid in Hong Kong dollars were converted into U.S. dollars as described in note 6 below.

McDonald’s Corporation 2011    31

For Mr. Hennequin: Company-provided residence in Geneva, Switzerland (in the amount of $101,000); utilities, security, maintenance and cleaning services for his Geneva residence; certain local taxes reimbursed by the Company in connection with his Geneva residence; Company-paid expenses incurred in traveling to and from his home in Paris and the Company’s office in Geneva; relocation expenses; and tax preparation services (in the amount of $36,786). These amounts were converted from Euros or Swiss Francs as described in note 8 below.

The incremental cost of perquisites is included in the amount provided in the table and based on actual charges to the Company, except as follows: (i) personal use of Company-provided cars includes a pro rata portion of the purchase price, fuel and maintenance, based on personal use, and (ii) with respect to Mr. Skinner, personal use of corporate aircraft includes fuel costs, on-board catering, landing/handling fees and costs associated with the flight crew, and excludes fixed costs, which do not change based upon usage, such as pilot salaries and the cost of capital invested in corporate aircraft. When Mr. Skinner uses the Company’s aircraft for personal use he is required to reimburse to the Company the value of the flight calculated as the lower of (i) amount determined under the Internal Revenue Code based on four times the Standard Industry Fare Level (SIFL) rate per person or (ii) 200% of the actual fuel cost.

(6)	Certain amounts included in “All other compensation” for Mr. Fenton in 2010 were paid in Hong Kong dollars and converted into U.S. dollars at a rate of HKD 7.7674 to U.S. $1. For 2008 and 2009, certain amounts included in “All other compensation” were paid in Hong Kong dollars and converted into U.S. dollars at rates of HKD 7.7862 to U.S. $1 and HKD 7.7516 to U.S. $1, respectively. In each case, the rate used represents the average of the average monthly conversion rates for the applicable year. The conversion rates were provided by Bloomberg and/or Oanda.

(7)	Ms. Fields, who became President of McDonald’s USA as of January 11, 2010, was not an executive officer in 2008 or 2009.

(8)	For 2010, amounts reported as salary and certain amounts included in “All other compensation” were paid to Mr. Hennequin in Euros. Certain amounts included in “All other compensation” for 2010 were also paid to Mr. Hennequin in Swiss Francs.

For 2010, amounts paid to Mr. Hennequin in Euros were converted into U.S. dollars at a rate of EUR 0.7478 to U.S. $1 and amounts paid in Swiss Francs were converted into U.S. dollars at a rate of CHF 1.0396 to U.S. $1. For 2009, other than CPUP, amounts paid to Mr. Hennequin in Euros were converted into U.S. dollars at a rate of EUR 0.7173 to U.S. $1 and amounts paid in Swiss Francs were converted into U.S. dollars at a rate of CHF 1.0828 to U.S. $1. For 2008, amounts paid to Mr. Hennequin in Euros were converted into U.S. dollars at a rate of EUR 0.6799 to U.S. $1. In each case, the rate used represents the average of the average monthly conversion rates for the applicable year. Mr. Hennequin’s 2009 long-term cash incentive, CPUP, payment was converted into U.S. dollars at a rate of EUR 0.7109 to U.S. $1, which represents the three-year average exchange rate. The conversion rates were provided by Bloomberg and/or Oanda.

(9)	Mr. Hennequin resigned from his employment with the Company effective November 30, 2010. Certain amounts included in “All other compensation” for Mr. Hennequin in 2010 resulted from payments in connection with his resignation. Arrangements in connection with his resignation are described under “Potential Payments Upon Termination or Change in Control” on page 39 and in notes 5 and 6 to the Grants of Plan-Based Awards table on page 32, note 5 to the Outstanding Equity Awards at 2010 Year-End table on page 36.

32    McDonald’s Corporation 2011

GRANTS OF PLAN-BASED AWARDS

The table below sets forth grants of cash incentive awards and equity awards to our NEOs in 2010.

In 2010, the NEOs received annual cash awards under TIP. Columns (d) and (e) below show the target and maximum awards they could have earned. Actual payouts are in column (g) of the Summary Compensation Table. The formula for determining payouts under the TIP is described following the footnotes to the table. In 2010, the NEOs also received two types of equity awards under the Amended 2001 Plan: RSUs subject to performance-based vesting criteria (see columns (f), (g) and (h)), and stock options (see columns (j), (k) and (l)).

			Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (1)						All other option awards: number of securities underlying options (2) (#)(j)		Exercise or base price of option awards ($/Sh)(k)	Grant date fair value of stock and option awards (3) ($)(l)

Name (a)	Plan	Grant date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)		Target (#)(g)		Maximum (#)(h)
James A. Skinner	TIP		0	$2,160,000	$5,400,000
	Amd 2001
	Plan (4)	2/10/10				6,324		25,295		25,295					$1,415,255
	Amd 2001
	Plan	2/10/10										177,009		$63.25	1,752,389
Peter J. Bensen	TIP		0	650,000	1,625,000
	Amd 2001
	Plan	2/10/10				1,779		7,115		7,115					398,084
	Amd 2001
	Plan	2/10/10										49,787		63.25	492,891
Donald Thompson	TIP		0	991,200	2,478,000
	Amd 2001
	Plan	2/10/10				2,609		10,435		10,435					583,838
	Amd 2001
	Plan	2/10/10										73,021		63.25	722,908
Timothy J. Fenton	TIP		0	496,400	1,241,000
	Amd 2001
	Plan	2/10/10				1,661		6,641		6,641					371,564
	Amd 2001
	Plan	2/10/10										46,468		63.25	460,033
Janice L. Fields	TIP		0	487,945	1,219,863
	Amd 2001
	Plan	2/10/10				1,305		5,218		5,218					291,947
	Amd 2001
	Plan	2/10/10										36,511		63.25	361,459
Denis Hennequin	TIP		0	566,822	1,417,056
	Amd 2001
	Plan	2/10/10				1,661	(5)	6,641	(5)	6,641	(5)				371,564
	Amd 2001
	Plan	2/10/10										46,468	(6)	63.25	460,033

(1)	Reflects grants of RSUs subject to performance-based vesting conditions under the Amended 2001 Plan in 2010. The RSUs vest on February 10, 2013, subject to the Company’s achievement of specified EPS growth during the performance period ending on December 31, 2012. The performance target for all the RSU awards granted to the NEOs in 2010 is compounded annual EPS growth of 6% on a cumulative basis. Both base EPS and EPS for the performance period are adjusted to exclude certain items as described on page 27. If the 6% growth target is achieved, 100% of the RSUs will vest. If less than 1% compounded EPS growth is achieved, none of the RSUs will vest. If compounded EPS growth is at or above the 1% threshold, but below the 6% target, the awards will vest in proportion to the level of EPS growth achieved.

(2)	Reflects grants of stock options in 2010 under the Amended 2001 Plan. Options have an exercise price equal to the closing price of the Company’s common stock on the date of grant. Subject to the terms of the Amended 2001 Plan, options vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date, which was February 10, 2010 for all the NEOs.

McDonald’s Corporation 2011    33

(3)	Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs and stock options granted to the NEOs in 2010 under the Amended 2001 Plan. The values in this column for RSUs and stock options were determined based on the assumptions described in notes 2 and 3, respectively, to the Summary Compensation Table on page 30.

(4)	“Amd 2001 Plan” denotes the Amended 2001 Plan.

(5)	Mr. Hennequin resigned from the Company effective November 30, 2010. In accordance with the termination provisions established at the time of grant, Mr. Hennequin forfeited 6,641 unvested RSUs. The treatment of these RSUs in connection with Mr. Hennequin’s resignation is also described in note 5 to the Outstanding Equity Awards at 2010 Year-End table on page 36 and under “Potential Payments Upon Termination or Change in Control” on page 39.

(6)	Mr. Hennequin’s stock options granted in 2010 were originally scheduled to become exercisable in four equal annual installments on the first, second, third and fourth anniversaries of the grant date. Pursuant to the terms of the option awards, no stock options vested following Mr. Hennequin’s resignation and all stock options unvested as of November 30, 2010 were forfeited. The treatment of Mr. Hennequin’s stock options upon his retirement is also described under “Potential Payments Upon Termination or Change in Control” on page 39.

TIP AWARDS

Each NEO’s target TIP award for 2010 (shown in column (d)) to the Grants of Plan-Based Awards table was equal to a percentage of his/her base salary as approved by the Committee. The final payouts (shown in column (g) to the Summary Compensation Table) were determined based on the following principles:

>	The TIP is designed to measure performance using a “team factor” that is initially determined based on growth in operating income. The team factor can then be adjusted up or down, within specified limits, based on pre-established “modifiers” reflecting other measures of Corporate and/or AOW performance. The target amount is multiplied by the team factor, which includes the modifiers. The product is the “adjusted target award.”

>	Each participant is assigned an individual performance factor which is determined based on a combination of both subjective and objective factors. The adjusted target award is multiplied by the individual performance factor, and the product is the final payout.

The flowchart below illustrates this process:

The team factor (prior to adjustment based on the modifiers) is determined entirely by growth in operating income for the year. The team factor increases with growth in operating income up to 100% at the target level of growth and to higher percentages at higher levels of growth, up to the maximum (175% in 2010).

The table below shows how increases in operating income determined the team factor for the NEOs in 2010, prior to adjustment based on the applicable modifiers. The table shows the target and maximum levels of growth in operating income. Operating income at the Corporate level was included in the TIP team factor calculation for all of our executives. In addition, the results for the U.S. were included in the calculation for Mr. Thompson and Ms. Fields and the results for APMEA were included in the calculation for Mr. Fenton.

TIP team factor and growth in operating income for 2010

Team factor as % of target	0%	100% (target)	175% (maximum)
Growth in operating income over 2009:
Corporate factor	0%	6.8%	11.6%
U.S. factor	0	5.4	9.6
APMEA factor	0	9.8	19.4

Operating income growth in 2010 was 10.5% (Corporate), 7.1% (U.S.) and 14.4% (APMEA). The resulting Corporate, U.S. and APMEA team factors were 155.4%, 128.8% and 133.3%, respectively, before the application of modifiers.

34    McDonald’s Corporation 2011

The target TIP awards, the team factors (including the modifiers), the individual performance factors and the final payouts as a percentage of target awards for the NEOs in 2010 are summarized in the table below. Pursuant to his settlement agreement described on page 39, Mr. Hennequin forfeited any TIP award for 2010 to which he would otherwise have been entitled.

			Team factors (Corporate factor; AOW factor; blend)
Named executive officer	Target TIP award (% of base salary)		Applicable team factor(s)		Team factor(s) before application of modifiers (% of target award)	Impact of modifiers (% added or subtracted)	Final team factor applied to determine TIP payout (% of target award)	Personal factor (%)	Final TIP payout (% of target award)
James A. Skinner	150.0%		Corporate		155.4%	+15.0%	170.4%	122%	208.3%
Peter J. Bensen	100.0		Corporate		155.4	+15.0	170.4	117	199.4
Donald Thompson	123.9	(1)	Corporate	(1)	155.4	+15.0	170.1	110	187.1
Timothy J. Fenton	85.0		Corporate		155.4	+15.0	161.3	120	193.6
			(weighted 25%)
			APMEA		133.3	+25.0
			(weighted 75%)
Janice L. Fields	84.9	(2)	Corporate		155.4	+15.0	152.2	105	159.9
			(weighted 25%)
			U.S.		128.8	+17.5
			(weighted 75%)	(2)

(1)	As a result of his promotion in January 2010, Mr. Thompson’s target TIP award and team factor are calculated 100% on the corporate factor for 355 days and a blend of 25% based on the corporate factor and 75% based on the U.S. factor for 10 days.
(2)	As a result of her promotion in January 2010, Ms. Fields’ target TIP award and team factor are calculated on a blend of 25% based on the corporate factor and 75% based on the U.S. factor for 355 days and 100% on the U.S. factor for 10 days.

The Corporate-level and AOW modifiers applied in determining the final TIP payouts for the executives are described in the following table:

Team factor	Modifiers	Potential weight of each modifier (range)	Potential overall adjustment of team factor by modifiers (range)
Corporate factor	¡ Increases in comparable-restaurant guest counts	Up to +7.5 or -5 percentage points	Up to +/- 15 percentage points
¡ Customer service improvements
¡ Control of growth in Corporate general and administrative expenses
AOW factor	¡ Increases in comparable-restaurant guest counts	Up to +/- 10 percentage points	Up to +/- 25 percentage points
¡ Customer service improvements
¡ Improvements in employee commitment

McDonald’s Corporation 2011    35

OUTSTANDING EQUITY AWARDS AT 2010 YEAR-END

	Option awards				Stock awards
Name (a)	Number of securities underlying unexercised options exercisable (1) (#)(b)	Number of securities underlying unexercised options unexercisable (1) (#)(c)	Option exercise price ($)(e)	Option expiration date (f)	Number of shares or units of stock that have not vested (2) (#)(g)	Market value of shares or units of stock that have not vested (2)(3) ($)(h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (4) (#)(i)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (3)(4) ($)(j)
James A. Skinner	100,000	0	$40.4375	5/19/12
	40,000	0	14.31	3/18/13
	106,193	0	35.25	3/21/13
	62,500	0	26.63	2/16/14
	62,500	0	25.31	5/20/14
	250,000	0	31.21	12/1/14
	151,910	0	34.54	3/23/16
	87,442	29,147	45.02	2/14/17
	185,383	185,380	56.64	2/13/18
	57,935	173,805	57.08	2/11/19
	0	177,009	63.25	2/10/20
							111,374		$8,549,068
Peter J. Bensen	13,826	0	35.25	3/21/13
	12,000	0	26.63	2/16/14
	6,000	0	25.31	5/20/14
	15,971	0	32.60	2/16/15
	15,870	0	36.37	2/14/16
	11,368	3,789	45.02	2/14/17
	12,050	12,050	56.64	2/13/18
	10,118	30,345	57.08	2/11/19
	0	49,787	63.25	2/10/20
							20,754		1,593,077
Donald Thompson	30,000	0	40.4375	5/19/12
	500	0	39.50	1/24/13
	41,800	0	35.25	3/21/13
	30,000	0	26.63	2/16/14
	30,000	0	25.31	5/20/14
	25,299	0	32.60	2/16/15
	20,611	0	36.37	2/14/16
	18,738	6,246	45.02	2/14/17
	22,246	22,246	56.64	2/13/18
	18,526	55,569	57.08	2/11/19
	0	73,021	63.25	2/10/20
							23,624		1,813,378
Timothy J. Fenton	21,237	7,078	45.02	2/14/17
	22,246	22,246	56.64	2/13/18
	11,955	35,865	57.08	2/11/19
	0	46,468	63.25	2/10/20
							19,830		1,522,151
Janice L. Fields	47,500	0	28.75	3/20/12
	15,750	0	40.4375	5/19/12
	26,400	0	35.25	3/21/13
	7,500	0	26.63	2/16/14
	2,000	0	25.31	5/20/14
	23,460	0	32.60	2/16/15
	19,580	0	36.37	2/14/16
	14,991	4,996	45.02	2/14/17
	12,050	12,050	56.64	2/13/18
	6,438	19,311	57.08	2/11/19
	0	36,511	63.25	2/10/20
					7,123	546,761	5,218		400,534
Denis Hennequin	25,185	0	44.67	2/28/11
	24,865	0	54.89	2/28/11
	19,596	0	53.97	2/28/11
							0	(5)	0	(5)

36    McDonald’s Corporation 2011

(1)	In general, stock options expire on the tenth anniversary of grant. However, the stock options due to expire on May 19, 2012 were granted on May 19, 1999 and the stock options due to expire on March 21, 2013 were granted on March 21, 2000. Subject to the terms of the Amended 2001 Plan, stock options vest and become exercisable in equal installments on the first, second, third and fourth anniversaries of the grant date. In accordance with the termination rules under the option awards, Mr. Hennequin’s outstanding vested stock options were able to be exercised during the 90-day period following the effective date of his resignation and outstanding unvested stock options as of November 30, 2010 were forfeited. For further details regarding treatment of equity awards upon termination, see page 44.

(2)	Ms. Fields’ RSUs reflected in columns (g) and (h) are not subject to performance-based vesting conditions because they were granted prior to Ms. Fields serving as President of McDonald’s USA. Our practice is to grant RSUs subject to performance-based vesting conditions to our executives. 3,443 of these RSUs vested on February 13, 2011 and 3,680 RSUs are scheduled to vest on February 11, 2012.

(3)	The market value of these awards was calculated by multiplying the number of shares covered by the award by $76.76, the closing price of McDonald’s stock on the NYSE on December 31, 2010.
(4)	The awards reflected in columns (i) and (j) are unvested performance-based RSUs that are scheduled to be paid out on the dates set forth in the table below if the performance targets are met (or were paid out on the dates indicated, in the case of awards that vested in 2011).

Named executive officer	Vesting date	Number of RSUs
James A. Skinner	2/13/11	52,967
	2/11/12	33,112
	2/10/13	25,295
Peter J. Bensen	2/13/11	7,857
	2/11/12	5,782
	2/10/13	7,115
Donald Thompson	2/13/11	6,356
	2/11/12	6,833
	2/10/13	10,435
Timothy J. Fenton	2/13/11	6,356
	2/11/12	6,833
	2/10/13	6,641
Janice L. Fields	2/10/13	5,218

(5)	Mr. Hennequin forfeited all of his unvested RSUs upon his resignation pursuant to the terms of the awards.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2010

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#)(b)	Value realized on exercise ($)(c)	Number of shares acquired on vesting (#)(d)	Value realized on vesting ($)(e)
James A. Skinner	235,000	$11,674,025	38,872	$2,471,870
Peter J. Bensen	53,672	2,211,794	2,166	137,736
Donald Thompson	50,000	2,450,260	19,437	1,235,999
Timothy J. Fenton	52,631	2,127,277	20,548	1,306,647
Janice L. Fields	32,500	1,578,525	14,439	918,176
Denis Hennequin	251,693	11,062,910	22,301	1,439,837

NON-QUALIFIED DEFERRED COMPENSATION—FISCAL 2010 (1)

Name (a)	Executive contributions in last FY (2) ($)(b)	Registrant contributions in last FY (2) ($)(c)	Aggregate earnings in last FY ($)(d)	Aggregate withdrawals/ distributions ($)(e)	Aggregate balance at last FYE (3) ($)( f)
James A. Skinner	3,443,000	495,100	2,080,418	0	31,180,677
Peter J. Bensen	2,197,721	158,725	342,379	0	3,722,026
Donald Thompson	100,626	124,405	213,065	0	1,422,989
Timothy J. Fenton	986,325	140,726	435,918	0	5,092,038
Janice L. Fields	908,391	92,049	158,901	0	3,106,684

McDonald’s Corporation 2011    37

(1)	The descriptions of the plans below provide details on the terms of the deferral amounts provided in the table. Mr. Hennequin did not participate in these plans.

(2)	The following amounts reported in column (b) represent deferrals of base salary by the executives which are also reported as compensation for 2010 in the Summary Compensation Table on page 30: $193,000 for Mr. Skinner; $86,667 for Mr. Bensen; $40,000 for Mr. Thompson; $152,325 for Mr. Fenton; and $38,334 for Ms. Fields. The remaining amounts reported in column (b) represent deferrals of the executives’ bonuses under the TIP and CPUP, which were previously reported as “non-equity incentive plan compensation” in column (g) in the Summary Compensation Table for 2009 (except for Mr. Thompson and Ms. Fields who were not reported in the 2009 Summary Compensation Table). The amounts reported in column (c) are included in “All other compensation” in column (i) of the 2010 Summary Compensation Table.

(3)	The amounts reported in column (f) include amounts previously reported in the Summary Compensation Table, in the aggregate, as follows:

James A. Skinner	$11,060,633
Peter J. Bensen	517,448
Timothy J. Fenton	2,444,953

Note: Mr. Thompson and Ms. Fields were not named executive officers in prior years.

McDONALD’S CORPORATION EXCESS BENEFIT AND DEFERRED BONUS PLAN

The McDonald’s Corporation Excess Benefit and Deferred Bonus Plan (“Excess Plan”) was established as of January 1, 2005 as a successor plan to the McDonald’s Corporation Supplemental Profit Sharing and Savings Plan, which is described below. The Excess Plan is a non-tax-qualified, unfunded plan that allows certain management and highly compensated employees of the Company, including all executives on the U.S. payroll, to (i) make tax-deferred contributions from their base salary and incentive awards under the TIP and CPUP; and (ii) receive Company matching contributions (on deferrals of base salary and TIP awards only), in each case in excess of the annual Internal Revenue Service limits that apply to deferrals and Company contributions under our 401(k) plan.

Participants may elect to receive distributions of amounts deferred under the Excess Plan either in a lump sum or in regular monthly, quarterly or annual installments over a period of up to 15 years following their “separation from service” with the Company (within the meaning of Section 409A of the Internal Revenue Code). Participants must elect their distribution schedules at the time the amounts are deferred and such elections are irrevocable. Distributions for participants in the Excess Plan are delayed for six months following the participant’s separation from service.

Amounts deferred under the Excess Plan are credited to accounts established in the participants’ names and nominally invested in investment funds selected by the participants from the three available options. Participants’ accounts are credited with a rate of return based on the nominal investment option or options selected. All of the available investment options are also options offered under the Company’s 401(k) plan. The nominal investment options currently available under the Excess Plan provide participants with substantially the same returns as an investment in (i) the Company’s common stock fund; (ii) a stable value fund; and/or (iii) an index fund based on the S&P 500 Index.

McDONALD’S CORPORATION SUPPLEMENTAL PROFIT SHARING AND SAVINGS PLAN

Prior to January 1, 2005, under the McDonald’s Corporation Supplemental Profit Sharing and Savings Plan (“Supplemental Plan”), participants could defer amounts of compensation in excess of the Internal Revenue Code limits applicable to our 401(k) plan. This Supplemental Plan allowed participants to defer up to certain percentages of base salary, and all or a portion of their TIP and long-term cash incentive awards. The nominal investment options under the Supplemental Plan are identical to those described above for the Excess Plan. The Supplemental Plan distribution rules are as follows. If the participant does not file a distribution election in the year of termination, the participant’s entire Supplemental Plan balance is paid out in cash the first business day of April of the year following termination of employment. Otherwise a participant may elect to have distributions commence no sooner than April 1 of the year following termination of employment in (i) a single lump sum that is within 25 years of the April 1 following termination, (ii) installments commencing on a date of the participant’s choice, provided that all installment payments must be completed within 25 years of April 1 following termination or (iii) an initial lump sum payment with subsequent installment payments completed within the 25-year period described above. In-service withdrawals are permitted as long as the participant’s withdrawal election is made in the calendar year prior to and at least six months in advance of the payment date. Participants may request a hardship withdrawal or accelerate the distribution of installment payments to meet a sudden and unexpected financial need, subject to approval of the officer committee and a forfeiture penalty of 10% of the amount so accelerated. At the end of 2004, the Company froze the Supplemental Plan due to changes under Section 409A of the Internal Revenue Code, so that there will be no new contributions under or changes to the Supplemental Plan.

38    McDonald’s Corporation 2011

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our NEOs would become entitled to certain payments and benefits, described below, in connection with a change in control of McDonald’s and/or if their employment with the Company were to terminate in certain circumstances, including following a change in control of McDonald’s.

DEPARTURE OF MR. HENNEQUIN

Denis Hennequin, our former President of McDonald’s Europe, resigned from the Company effective November 30, 2010. In connection with Mr. Hennequin’s departure, he and the Company entered into a Settlement Agreement under French law on December 20, 2010 (filed as an exhibit to our Current Report on Form 8-K filed with the SEC on December 20, 2010).

Pursuant to the Settlement Agreement, Mr. Hennequin received a lump sum payment of $414,525 (€310,000), and in exchange, Mr. Hennequin waived all claims against the Company and its affiliates relating to his resignation of employment with the Company. Further, Mr. Hennequin agreed to confidentiality covenants and a covenant not to solicit or hire any employee of the Company or its affiliates for two years following the date of his resignation. The Settlement Agreement reiterates that Mr. Hennequin remains subject to the 12-month non-compete restriction contained in his employment agreement in exchange for salary continuation during the non-compete restriction period. Pursuant to the Settlement Agreement, Mr. Hennequin has forfeited any TIP award for 2010.

Mr. Hennequin held unexercised vested stock options which, according to the terms of grant, were able to be exercised during the 90-day period following the effective date of his resignation, provided, however, that Mr. Hennequin is prohibited from selling any underlying shares for a period of four years from the applicable grant date. No stock options vested following Mr. Hennequin’s resignation and all stock options unvested as of November 30, 2010 were forfeited. The following chart shows Mr. Hennequin’s vested and unexercised options as of November 30, 2010:

Grant date	Grant price	Exercisable options	Last day to exercise
3/12/07	$44.67	25,185	2/28/11
3/13/08	54.89	24,865	2/28/11
5/12/09	53.97	19,596	2/28/11
Total		69,646

If Mr. Hennequin fails to comply with the non-solicitation or non-compete covenants or the sales restrictions relating to his stock options, the Company will be entitled to receive from Mr. Hennequin a payment in an amount not less than the remuneration received by Mr. Hennequin during the last six months of his employment agreement.

Pursuant to prior agreements, Mr. Hennequin received a payment of $58,657 representing the remaining portion of an expatriate premium and payment for 42 days of accrued and unused vacation. Mr. Hennequin is also entitled to receive a pro rata payout pursuant to the 2010-2012 CPUP, payable in 2013 based on actual Company performance. Mr. Hennequin held unvested RSU awards, scheduled to cliff vest at the end of three years, which were forfeited upon his resignation.

POTENTIAL PAYMENTS UPON OR IN CONNECTION WITH A CHANGE IN CONTROL

> Change in control employment agreements

The Company has entered into change in control employment agreements with some of its senior management, including all of the NEOs except Mr. Hennequin. These agreements provide that, on a change in control of the Company, the executives would be entitled to the benefits described below. An executive who also participates in the ERRP would be entitled to receive the greater of the aggregate benefits under the ERRP or the aggregate benefits under the change in control agreement, but not both. The change in control employment agreements perpetually retain a two-year term until terminated by the Company with a minimum of two years’ notice.

Subject to exceptions set out in the agreements, a “change in control” is generally defined as either (i) the acquisition of 20% or more of our common stock or voting securities by a single purchaser or a group of purchasers acting together; (ii) the incumbent members of the Board (and certain new directors approved in a specified manner by those members) cease to constitute at least a majority of the Board as a result of an actual or threatened election contest; (iii) a significant merger or other business combination involving the Company; or (iv) a complete liquidation or dissolution of the Company.

The agreements provide that, during the three-year period following a change in control, referred to as the “protected period,” (i) the executive’s position and authority may not be reduced; (ii) the executive’s place of work may not be relocated by more than 30 miles; (iii) the executive’s base salary may not be reduced; (iv) the executive’s annual bonus opportunity may not be reduced; and (v) the executive will continue to participate in employee benefit plans on terms not less favorable than before the change in control. In addition, within 30 days after a change in control, if it is also a change in control event within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), the Company will pay to each executive a prorated portion of the executive’s target annual bonus for the partial year in which the change in control occurs; and if it is not a change in control event within the meaning of Section 409A, the Company will pay to each executive a prorated portion of the executive’s annual bonus, determined based on the Company’s actual performance, on the date on which annual bonuses for that year are paid to Company employees generally. The treatment of outstanding equity awards on a change in control is governed by the Amended 2001 Plan and is described under “Equity awards” on page 41.

If the Company fails to comply with the above provisions following a change in control, the executive may terminate his/her employment for “good reason” at any time during the protected period.

McDonald’s Corporation 2011 39

If the executive terminates his or her employment for good reason or is terminated by the Company without “cause” at any time during the protected period, then, in addition to the executive’s entitlement to receive accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due on termination, the executive will be entitled to: (i) a lump-sum cash payment equal to three times the sum of the executive’s base salary, annual bonus (computed at the target level) and contribution received under the Company’s deferred compensation plan; (ii) a pro rata portion of the annual bonus (computed at the target level) for the year of termination, reduced (but not below zero) by the amount of annual bonus paid to the executive for that year; (iii) continued medical, life insurance, fringe and other benefits for three years after the termination; and (iv) a lump-sum cash payment for any sabbatical leave that has been earned but not yet taken. In addition, for purposes of determining the executive’s eligibility for any available post-retirement medical benefits, the executive will be treated as having three additional years of service and being three years older. The executive will be eligible for these benefits subject to execution of an agreement that includes a covenant not to compete, a covenant not to solicit employees, a nondisclosure covenant and a release of claims. In order to comply with Section 409A, payment of these benefits will be delayed for six months.

Up to the limitations specified in the agreements, the Company will reimburse an executive on an after-tax basis for any excise taxes incurred by that executive because of any payments or other amounts under the agreement or otherwise provided, which are considered to be contingent upon a change in control. If the aggregate after-tax amount of benefits to which an executive becomes entitled under his/her change in control employment agreement is not more than 110% of what the executive would receive if his/her benefits were reduced to a level that would not be subject to excise taxes, the executive will not be entitled to receive a gross-up and the aggregate amount of benefits to which he/she is entitled will be reduced to the greatest amount that can be paid without triggering excise taxes.

In the case of the death or disability of an executive during the protected period, the executive or his/her estate will be entitled to receive accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due at the time of such death or disability at levels provided to his/her peer employees and at least as favorable as those in place immediately prior to the change in control.

If (i) the Company terminates an executive for cause following a change in control; (ii) an executive voluntarily terminates employment without good reason following a change in control; or (iii) an executive who is otherwise eligible to receive severance benefits fails to execute the noncompetition, non-solicit, nondisclosure and release agreement, then that executive will receive only a lump-sum payment of accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due at the time of the termination.

The following table sets forth the value of the benefits that would have been payable to the NEOs, other than Mr. Hennequin, under the change in control agreements, assuming that on December 31, 2010 they had been terminated without cause or resigned with good reason in the protected period following a change in control of McDonald’s. Pro rata TIP payments in respect of 2010 are not included in the table because if the NEOs had terminated employment on December 31, 2010 they would have earned these awards in full pursuant to the terms of the 2010 TIP. Accordingly, the amount of pro rata TIP awards they would have been entitled to under the change in control employment agreements would be zero.

	Severance payment (3x base, bonus and Company contribution to deferred compensation plan) ($)	Benefit continuation ($)	Sabbatical ($)	Tax gross-up payments ($)	Total ($)
James A. Skinner	$12,458,335	$118,592	$221,538	$8,617,321	$21,415,786
Peter J. Bensen	4,366,055	120,705	0	3,297,733	7,784,493
Donald Thompson	5,920,740	120,607	123,077	3,435,041	9,599,465
Timothy J. Fenton	3,727,420	119,566	0	0	3,846,986
Janice L. Fields	3,562,440	108,990	88,462	0	3,759,892

40    McDonald’s Corporation 2011

> CPUP

Under the 2010-2012 CPUP, all of the NEOs would be entitled to accelerated vesting and, in certain circumstances, payment of CPUP awards on a change in control. For this purpose the definition of a “change in control” is the same as it is under the Amended 2001 Plan. If a change in control were to occur before December 31, 2012, each NEO would be entitled to receive a pro rata portion (based on the number of days in the performance period preceding the change in control) of the award he/she would have received had the CPUP performance goals been achieved over the full performance period at the same level achieved during the period prior to the change in control. If the change in control also qualified as a change in control for purposes of Section 409A, we intend to pay this amount immediately. Otherwise, the prorated award would be paid out on the originally scheduled payment date.

The table below sets forth the payments that the NEOs would have been entitled to receive under the 2010–2012 CPUP if a change in control (that also qualified as a change in control under Section 409A) had occurred on December 31, 2010:

James A. Skinner	$5,152,001
Peter J. Bensen	1,803,199
Donald Thompson	2,447,201
Timothy J. Fenton	1,062,600
Janice L. Fields	1,062,600

> Equity awards

A change in control under the Amended 2001 Plan is generally defined as either (i) the acquisition of 20% or more of our common stock or voting securities by a single purchaser or a group of purchasers acting together; (ii) the incumbent members of the Board (and certain new directors approved in a specified manner by those members) cease to constitute at least a majority of the Board as a result of an actual or threatened election contest; (iii) a significant merger or other business combination involving the Company; or (iv) a complete liquidation or dissolution of the Company.

In the event of a change in control of McDonald’s, outstanding unvested stock options and RSUs shall be replaced by equivalent awards based on publicly traded stock of the successor entity. The replacement awards will vest and become exercisable (in the case of stock options) or be paid out (in the case of service-based RSUs) if the grantee’s employment with the Company is terminated for any reason other than “cause” within two years following the change in control. In addition, if the grantee’s employment is terminated other than for “cause” within two years following the change in control, all outstanding options (whether or not they are replacement awards) will remain outstanding for not less than two years following the date of termination or until the end of the original term of the award, if sooner.

If the awards cannot be replaced (for example, because the acquirer does not have publicly traded equity securities) or if the Committee so determines, the vesting and, in the case of options, exercisability of the awards shall be accelerated. RSUs would vest (performance-based RSUs would vest at the target amount) and be paid out upon the change in control if it qualifies as a change in control for purposes of Section 409A; otherwise, the RSUs would be paid out on the originally scheduled payment date or, if earlier, on the executive’s death, disability (within the meaning of Section 409A) or termination of employment, subject to any delay required under Section 409A.

The plan does not provide for acceleration of vesting or exercisability of replacement awards in the case of termination of employment following a change in control for any termination initiated by the employee (whether or not for “good reason”).

If a change in control had occurred on December 31, 2010 and either (i) if the outstanding stock options and RSUs held by the NEOs could not be replaced or (ii) if the Committee so determined, assuming that the transaction met the definition of a change in control under the Amended 2001 Plan and also qualified as a change in control for purposes of Section 409A, the awards would have been affected as follows: (i) stock options would have vested and become exercisable and (ii) RSUs would have vested and been paid out immediately (performance-based RSUs would be paid out at target level performance). The equity awards held by the NEOs as of December 31, 2010 are set forth in the Outstanding Equity Awards at 2010 Year-End table on page 36.

The table below summarizes the value of the change in control payouts that the NEOs could have received in respect of their outstanding equity awards, based on (i) in the case of stock options, the “spread” between the exercise price and the closing price of the Company’s common stock on December 31, 2010 and (ii) in the case of RSUs, the target number of shares, multiplied by the closing price of the Company’s common stock on the NYSE on December 31, 2010. The table sets forth the total hypothetical value that the NEOs (other than Mr. Hennequin) could have realized as a result of the exercise or payout of accelerated equity awards, based on the assumptions described above. If there were no change in control, the amounts set forth in the table would have vested over time, subject only to continued employment (and with respect to the RSUs, subject to performance-based vesting conditions). As a result, the values shown in the table below are greater than the incremental benefit attributable solely to acceleration of the awards.

Named executive officer	Stock options (closing price on 12/31/10 minus exercise price) ($)	RSUs (number of shares/target number of shares multiplied by closing price on 12/31/10) ($)	Total ($)

James A. Skinner	$10,466,865	$8,549,068	$19,015,933
Peter J. Bensen	1,632,560	1,593,077	3,225,637
Donald Thompson	2,725,989	1,813,378	4,539,367
Timothy J. Fenton	2,005,883	1,522,151	3,528,034
Janice L. Fields	1,274,375	947,295	2,221,670

McDonald’s Corporation 2011    41

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT (OTHER THAN FOLLOWING A CHANGE IN CONTROL)

> McDonald’s Corporation Severance Plan

Under the McDonald’s Corporation Severance Plan (“Severance Plan”), Messrs. Bensen, Thompson and Fenton and Ms. Fields would receive severance benefits if they were terminated as a result of a “covered termination,” which includes termination of employment by the Company without “cause”; termination due to a reduction in work force; and elimination of the participant’s position, but excludes terminations for performance reasons. The benefits payable under the Severance Plan consist of a lump sum payment with respect to (i) severance pay, based on the pay rate as in effect immediately prior to termination and (ii) continued medical and dental benefits at the same cost as the participant paid for such benefits prior to termination. The amount of the benefits are based on the participant’s position and length of service with the Company. In addition, each eligible NEO, if terminated in a covered termination, would receive a prorated TIP payment equal to a pro rata portion of his/her bonus based on actual performance of the Company during the applicable performance period, paid at the same time TIP payments are made to other TIP participants for the year in which termination occurs; a prorated payment under the CPUP based on the actual performance of the Company during the applicable performance period, paid at the same time CPUP payments are made to other CPUP participants; a lump-sum cash payment for any sabbatical leave that he/she has earned but not yet taken; and outplacement assistance. Payments would be delayed for six months following termination of employment to the extent required under Section 409A. The Severance Plan would not apply to any termination of a NEO’s employment following a change in control of McDonald’s because employees who are covered by a change in control employment agreement are not eligible to receive benefits under the Severance Plan for such a termination.

The value of the benefits that would be payable to Messrs. Bensen, Thompson and Fenton and Ms. Fields, if their employment had terminated in a covered termination under the Severance Plan on December 31, 2010, are as set forth in the table below. Pro rata TIP payments with respect to 2010 are not included in the table because, if the NEOs had terminated employment on December 31, 2010, they would have earned these awards in full pursuant to the terms of the 2010 TIP. A pro rata CPUP payment for 2010 under the 2010-2012 CPUP, would be paid after the completion of the 2012 fiscal year at the same time as payments are made to other CPUP participants.

	Salary continuation	Benefit continuation	Other (sabbatical and out- placement)	Total

Peter J. Bensen	$350,000	$32,005	$12,000	$394,005
Donald Thompson	615,385	40,044	135,077	790,506
Timothy J. Fenton	584,000	35,475	12,000	631,475
Janice L. Fields	575,000	31,225	100,462	706,687

BENEFITS UNDER THE EXECUTIVE RETENTION REPLACEMENT PLAN

Mr. Skinner participates in the ERRP. Under the ERRP, Mr. Skinner would be entitled to certain benefits if his employment is terminated for any reason other than death, disability or “cause” or if Mr. Skinner retired or resigned for “good reason.” If Mr. Skinner were to retire, he would receive the benefits described in (i) through (vi) below plus secretarial services for two years following his retirement and $135,000 in lieu of fringe benefits and provision of an office. A pro rata portion (based on the portion of the performance period prior to his retirement) of any outstanding CPUP award would vest and would be paid at the end of the performance period, based on the Company’s achievement of the applicable performance goals. All of Mr. Skinner’s outstanding RSUs would vest and would be paid out on the originally scheduled payment dates, subject to the Company’s achievement of the applicable performance goals. All of Mr. Skinner’s outstanding stock options would become exercisable in accordance with their original vesting schedule and remain outstanding for 9 1/2 years following his retirement (or until the expiration of the option’s original term, if sooner).

If Mr. Skinner were to be terminated without “cause,” under the ERRP he would be entitled to receive a cash lump sum equal to the present value of (i) base salary for 18 months; (ii) 50% of final base salary for five years; (iii) prorated TIP, based on actual performance, for the year of termination; (iv) target TIP for 18 months; (v) the equivalent of Company matching contributions under deferred compensation plans for 6.5 years, based on full final salary for 18 months and 50% of final salary for five years and (vi) the estimated value of continued participation in Company health and welfare plans for 6.5 years. In addition, all stock options held by Mr. Skinner that would have vested within five years following termination would vest and become exercisable, and all vested stock options would remain outstanding until five years following termination or until the expiration of the option’s original term, if sooner. RSUs would vest on a pro rata basis, based on the number of months employed during the vesting period, and would be paid out in accordance with actual performance results achieved during the vesting period. A pro rata portion (based on the portion of the performance period prior to termination) of any outstanding CPUP award would vest and would be paid at the end of the performance period, based on the Company’s achievement of the applicable performance goals.

Any payments to Mr. Skinner under the ERRP would be delayed for six months following the termination of his employment as required under Section 409A. Mr. Skinner’s receipt of benefits under the ERRP is subject to the execution of an agreement that includes a covenant not to compete, a covenant not to solicit employees, a nondisparagement covenant, a nondisclosure covenant and a release of claims.

42    McDonald’s Corporation 2011

The cash and fringe benefits that would have been payable to Mr. Skinner under the ERRP if his employment had terminated on December 31, 2010 in circumstances covered under the ERRP are as follows:

	Lump-sum ERRP payment ($)	Pro rata CPUP payment ($)(1)	Other (2)	Total ($)
Termination without cause	$9,449,453	$5,152,001	n/a	$14,601,454
Retirement	9,449,453	5,152,001	$135,000	14,736,454

(1)	Upon termination, Mr. Skinner would be entitled to receive a pro rata CPUP award based upon actual Company performance against the specific metrics. The number provided represents the pro rata CPUP payment based on actual Company performance from January 1, 2010 through December 31, 2010. The award would be paid following completion of the performance period.

(2)	Payments in lieu of fringe benefits and provision of an office, plus continued provision of secretarial services, as described above.

The table below shows the effect on outstanding equity awards held by Mr. Skinner if his employment had terminated on December 31, 2010 in circumstances covered under the ERRP based on: (i) in the case of stock options, the “spread” between the exercise price and the closing price of the Company’s common stock on December 31, 2010; and (ii) in the case of RSUs, the number of prorated shares in which he would vest, multiplied by the closing price of the Company’s common stock on December 31, 2010.

	Amount of outstanding equity upon termination without cause ($)	Effect of retirement	Effect of termination without cause

James A. Skinner	$16,636,804	No acceleration of vesting; outstanding stock options would be exercisable in accordance with original vesting schedule and remain outstanding for 9 1/2 years or until expiration of the original term if sooner. RSUs would vest in accordance with the original vesting schedule and would be paid out in accordance with actual performance results achieved.

All stock options that would have vested within five years following termination would vest and become exercisable, and all vested stock options would remain outstanding until five years following termination or until the expiration of the option’s original term, if sooner. RSUs would vest on a pro rata basis based on the number of months employed during the vesting period and would be paid out in accordance with actual performance results achieved.

If Mr. Skinner’s employment were to terminate due to death or disability, under the ERRP, he or his estate would be entitled to receive: (i) accrued but unpaid base salary and annual incentive awards; and (ii) payment or provision of death or disability benefits, as applicable, equal to the benefits provided by the Company to the estates and beneficiaries of other employees of the Company serving at a comparable level. If Mr. Skinner’s employment were to be terminated for “cause,” he would be entitled to receive only accrued but unpaid base salary and annual incentive awards and no other benefits.

McDonald’s Corporation 2011    43

EFFECT OF TERMINATION OF EMPLOYMENT UNDER EQUITY INCENTIVE PLANS

> Stock options

Unvested stock options are generally forfeited in connection with termination of employment, with stock options that are vested at the time of termination remaining outstanding and exercisable for 90 days, except if employment is terminated for “cause.” For grants prior to 2010, executives (and all other employees) may be entitled to accelerated exercisability and an extended post-termination exercise period (generally 1–3 years) upon certain termination events (including retirement and termination by the Company without “cause”).

Beginning with awards granted to executives in 2010, the Committee changed the termination rules that apply to stock options so that such stock options no longer provide for accelerated exercisability. Instead, the stock options will continue to become exercisable on the originally scheduled date(s) and will remain exercisable for the extended post-termination exercise period. If an executive violates a restrictive covenant following termination, the Company is able to cancel any outstanding stock options. Further, beginning in 2011, except for participants in the ERRP, if an executive (or any other employee) terminates employment for any reason other than death or disability, all stock options granted in the last 12 months are immediately forfeited upon termination.

The table to the right summarizes the value of the payouts that the NEOs, other than Mr. Hennequin, could have received with respect to their outstanding stock options on termination of employment under the circumstances that would result in acceleration of the awards (i.e., retirement, “special circumstances”–which includes termination by the Company without “cause,” death or disability), if termination had occurred on December 31, 2010. The values in the table are based on the “spread” between the exercise price and the closing price of the Company’s common stock on the NYSE on December 31, 2010. The table sets forth the total hypothetical value that a NEO could have realized as a result of acceleration of their awards in connection with a termination of employment in accordance with the applicable terms. The values shown in the table below are greater than the incremental benefit attributable solely to acceleration of the awards.

Named executive officer	Type of termination	Stock options (closing price on 12/31/10 minus exercise price) ($)
James A. Skinner	Retirement	n/a	(1)
	Special circumstances	$10,466,865
	Death/disability	10,466,865

Peter J. Bensen	Retirement	0	(2)
	Special circumstances	760,875
	Death/disability	1,632,560

Donald Thompson	Retirement	1,739,475
	Special circumstances	1,739,475
	Death/disability	2,725,989

Timothy J. Fenton	Retirement	1,378,100
	Special circumstances	1,378,100
	Death/disability	2,005,883

Janice L. Fields	Retirement	781,111
	Special circumstances	781,111
	Death/disability	1,274,375

(1)	Please refer to the table on page 43 for a description of Mr. Skinner’s treatment upon retirement under the ERRP.

(2)	Mr. Bensen is not eligible to receive favorable treatment upon retirement under the Amended 2001 Plan.

> RSUs

Unvested RSUs are generally forfeited in connection with termination of employment. In the case of certain termination events (including retirement and termination by the Company without “cause”), executives (and all other employees) are entitled to accelerated vesting of RSUs, prorated based upon the number of months worked during the vesting period, as specified in the terms of the awards. However, RSUs subject to performance-based vesting conditions are not accelerated in connection with a termination of employment; instead any pro rata vesting is subject to the satisfaction of the applicable performance conditions, determined following completion of the performance period. As previously discussed on page 26, the Company’s practice is to grant RSUs with performance-based vesting conditions to our executives. Further, beginning in 2011, except for participants in the ERRP, if an executive (or any other employee) terminates employment for any reason other than death or disability, all RSUs granted in the last 12 months are immediately forfeited upon termination.

DEFERRED COMPENSATION

Following their separation from service with the Company for any reason, the NEOs would receive distributions from their accounts under the Supplemental Plan and the Excess Plan in accordance with their elected distribution schedules, as described on page 38.

44    McDonald’s Corporation 2011

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who own more than 10% of our common stock (Reporting Persons) to file reports with the SEC regarding their ownership of and transactions in our common stock and our other securities related to our common stock. Reporting Persons are also required by SEC rules to furnish us with copies of the reports they file with the SEC.

Based solely on our review of the copies of the reports provided to us and inquiries that we have made, we believe that during our fiscal year ended December 31, 2010, all Reporting Persons timely filed all of the reports they were required to file, except that Janice L. Fields timely filed a Form 3 but inadvertently understated the number of shares, which was corrected in an amended Form 3.

Transactions with related persons, promoters and certain control persons

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

The McDonald’s System has over 32,000 restaurants worldwide, most of which are independently owned and operated. Within this extensive System, it is not unusual for our business to touch many companies in many industries, including suppliers of food and other products and services. The Board of Directors is responsible for the oversight and approval (or ratification) of transactions, relationships or arrangements in which the Company is a participant and that involve Board members, our executive officers, beneficial owners of more than 5% of our common stock, their immediate family members, domestic partners and companies in which they have a material interest. We refer to these as related person transactions and to the persons or entities involved as related persons.

The Board has adopted a policy that sets out procedures for the reporting, review and ratification of related person transactions. The policy operates in conjunction with other aspects of the Company’s compliance program, such as our Standards of Business Conduct and Code of Conduct for Directors, which require Directors and employees to report any circumstances that may create or appear to create a conflict between the interests of the related person and those of the Company, regardless of the amount involved. Our Directors and executive officers must also periodically confirm information about related person transactions, and management reviews its books and records and makes other inquiries as appropriate to confirm the existence, scope and terms of related person transactions.

Under the Board’s policy, the Audit Committee evaluates related person transactions for purposes of recommending to the disinterested members of the Board that the transactions are fair, reasonable and within Company policies and practices and should be approved or ratified.

The Board has considered certain types of potential related person transactions and pre-approved them as not presenting material conflicts of interest. Those transactions include (a) compensation paid to Directors and executive officers that has been approved by the Board or the Compensation Committee, as applicable; (b) Company contributions to Ronald McDonald House Charities, Inc. and certain other contributions made in limited amounts to other charitable or not-for-profit organizations; and (c) transactions in which the related person’s interest arises solely from ownership of the Company’s common stock and all holders of the common stock receive the same benefit on a pro rata basis. The Audit Committee considers the appropriateness of any related person transaction not within these pre-approved classes in light of all relevant factors and the controls implemented to protect the interests of McDonald’s and its shareholders, including:

¡	the benefits of the transaction to the Company or the McDonald’s System;

¡	the terms of the transaction and whether they are arm’s-length and in the ordinary course of McDonald’s business;

¡	the direct or indirect nature of the related person’s interest in the transaction;

¡	the size and expected duration of the transaction; and

¡	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Related person transactions involving Directors are also subject to approval or ratification by the disinterested Directors when so required under Delaware law.

RELATED PERSON TRANSACTIONS

In 2010, the Company and its subsidiaries purchased approximately $698,000 worth of paper and other printed products (principally food product liners, trayliners, french fry bags, hash brown bags and bag stuffers) from Schwarz Supply Source. Director McKenna is Chairman of Schwarz, as well as a 42.70% shareholder. Members of Director McKenna’s family are also shareholders of Schwarz. Schwarz’s business with the Company and its subsidiaries represents less than 1% of Schwarz’s total revenues. The Company believes that these purchases were made on terms at least as favorable as would have been available from other parties. The disinterested Directors ratified this transaction for 2010 and approved the continuation of this arrangement under similar terms for 2011.

In 2010, Inter-Con Security Systems, Inc., provided physical security services for the Company’s home office campus. Director Hernandez is the President and Chief Executive Officer, as well as a 26.99% shareholder of Inter-Con. Payments by the Company

McDonald’s Corporation 2011    45

to Inter-Con for 2010 for such services totaled approximately $1.1 million. The Company believes that these services, which represent less than 1% of the revenues of Inter-Con, were made on terms at least as favorable as would have been available from other parties. The disinterested Directors ratified this transaction for 2010 and approved the continuation of this arrangement under similar terms for 2011.

During 2010, Mr. Stephen Stratton, a former employee of the Company and the brother of Mr. Jeffrey Stratton, Corporate Executive Vice President and Chief Restaurant Officer, owned and operated three McDonald’s restaurants in the U.S. Mr. Stephen Stratton paid rent and service fees under the terms of standard franchise agreements with McDonald’s USA, LLC, a subsidiary of the Company, for the restaurants. These payments totaled $1,094,558 in 2010, were made pursuant to the terms of his standard franchise agreements, and were net of refunds that are associated with participation in various initiatives and promotions, which are generally available to all owner-operators of U.S. McDonald’s restaurants.

Mr. Jeffrey Stratton’s son-in-law, Jeff Ringel, is employed as a Vice President, Graphic Services of the Perseco business unit of HAVI Global Solutions. HAVI Global Solutions and its business units (HGS) have been significant suppliers of products and services to the McDonald’s System since 1975, and HGS has advised the Company that virtually all of its business is attributable to the McDonald’s System. Mr. Ringel is employed by HGS–Perseco on an at-will basis, and his compensation is determined at the discretion of HGS–Perseco. In 2010, the Company and its subsidiaries made aggregate payments to HGS of approximately $567 million.

Audit Committee matters

AUDIT COMMITTEE REPORT

Dear Fellow Shareholders:

The Audit Committee is composed of five Directors, each of whom meets the independence and other requirements of the New York Stock Exchange. As stated previously, Enrique Hernandez, Jr., Cary D. McMillan, and Roger W. Stone qualify as “audit committee financial experts.” The Committee has the responsibilities set out in its charter, which has been adopted by the Board of Directors and is reviewed annually.

Management is primarily responsible for the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP (Ernst & Young), the Company’s independent auditors, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and for issuing a report on those statements. Ernst & Young also reviews the Company’s interim financial statements in accordance with Statement on Auditing Standards No. 100 (interim financial information). The Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board of Directors. The Committee met nine times during 2010, including meeting regularly with Ernst & Young and the internal auditors, both privately and with management present.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and Ernst & Young the audited and interim financial statements, including Management’s Discussion and Analysis, included in the Company’s Reports on Form 10-K and Form 10-Q. These reviews included a discussion of:

¡	critical accounting policies of the Company;

¡

the reasonableness of significant financial reporting judgments made in connection with the financial statements, including the quality (and not just the acceptability) of the Company’s accounting principles;

¡	the clarity and completeness of financial disclosures;

¡

the effectiveness of the Company’s internal control over financial reporting, including management’s and Ernst & Young’s reports thereon, the basis for the conclusions expressed in those reports and significant changes made to the Company’s internal control over financial reporting during 2010;

¡	items that could be accounted for using alternative treatments within GAAP, the ramifications thereof and the treatment preferred by Ernst & Young;

¡	the annual management letter issued by Ernst & Young, management’s response thereto and other material written communications between management and Ernst & Young;

¡	unadjusted audit differences noted by Ernst & Young during its audit of the Company’s annual financial statements; and

¡	the potential effects of regulatory and accounting initiatives on the Company’s financial statements.

In connection with its review of the Company’s annual consolidated financial statements, the Committee also discussed with Ernst & Young other matters required to be discussed with the auditors under Statement on Auditing Standards No. 61, as modified or supplemented (communication with audit committees), and those addressed by Ernst & Young’s written disclosures and its letter provided under the applicable requirements of the Public Company Accounting Oversight Board, as modified or supplemented (independence discussions with audit committees).

The Committee is responsible for the engagement of the independent auditors and appointed Ernst & Young to serve in that capacity during 2010 and 2011. In that connection, the Committee:

¡	reviewed Ernst & Young’s independence from the Company and management, including Ernst & Young’s written disclosures described above;

46    McDonald’s Corporation 2011

¡

reviewed periodically the level of fees approved for payment to Ernst & Young and the pre-approved non-audit services it has provided to the Company to ensure their compatibility with Ernst & Young’s independence; and

¡	reviewed Ernst & Young’s performance, qualifications and quality control procedures.

Among other matters, the Committee also:

¡	reviewed the scope of and overall plans for the annual audit and the internal audit program;

¡	consulted with management and Ernst & Young with respect to the Company’s processes for risk assessment and risk management;

¡	reviewed and approved the Company’s policy with regard to the hiring of former employees of the independent auditors;

¡	reviewed and approved the Company’s policy for the pre-approval of audit and permitted non-audit services by the independent auditors;

¡	received reports pursuant to our policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters;

¡

reviewed with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with certifications made by the CEO and CFO;

¡	reviewed significant legal developments and the Company’s processes for monitoring compliance with law and Company policies; and

¡	reviewed the Company’s related person transactions.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Enrique Hernandez, Jr., Chairman

Walter E. Massey

Cary D. McMillan

Sheila A. Penrose

Roger W. Stone

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Audit Committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by its independent auditors. Under the policy, the Audit Committee may pre-approve engagements on a case-by-case basis or on a class basis if the relevant services are predictable and recurring.

Pre-approvals for classes of services are granted at the start of each fiscal year. In considering pre-approvals on a class basis, the Audit Committee reviews a description of the scope of services falling within each class and imposes budgetary estimates that are largely based on historical costs. Pre-approvals granted on a class basis are effective for the applicable fiscal year.

Any audit or permitted non-audit service that is not included in an approved class, or for which total fees are expected to exceed the relevant budgetary estimate, must be pre-approved on an individual basis. Pre-approval of any individual engagement may be granted not more than one year before commencement of the relevant service. Pre-approvals of services that may be provided over a period of years must be reconsidered each year in light of all the facts and circumstances, including compliance with the pre-approval policy and the compatibility of the services with the auditors’ independence.

The Corporate Controller monitors services provided by the independent auditors and overall compliance with the pre-approval policy. The Corporate Controller reports periodically to the Audit Committee about the status of outstanding engagements, including actual services provided and associated fees, and must promptly report any noncompliance with the pre-approval policy to the Chairperson of the Audit Committee.

The policy is available on the Company’s website at www.governance.mcdonalds.com.

AUDITOR FEES AND SERVICES

The following table presents fees billed for professional services rendered for the audit of the Company’s annual financial statements for 2010 and 2009 and fees billed for other services provided by our independent auditors in each of the last two years:

(In millions)	2010	2009
Audit fees (1)	$10.4	$10.4
Audit-related fees (2)	.3	.3
Tax fees (3)	1.0	2.0
All other fees (4)	.2	.5
	$11.9	$13.2

(1)	Fees for services associated with the annual audit (including internal control reporting under Section 404 of the Sarbanes- Oxley Act), statutory audits required internationally, reviews of the Company’s Quarterly Reports on Form 10-Q, and accounting consultations.

(2)	Fees for employee benefit plan audits and certain attestation services not required by statute or regulation.

(3)	Primarily fees for tax compliance in various international markets. The decrease in fees between years was due to the transition of expatriate tax services to another provider.

(4)	Fees for miscellaneous advisory services.

McDonald’s Corporation 2011    47

Solicitation of proxies and voting

NOTICE AND ACCESS

This year, we are again following the SEC’s “Notice and Access” rule. Most shareholders will receive a notice of Internet availability of proxy materials (Notice) in lieu of a paper copy of the Proxy Statement and the Company’s Annual Report. The Notice provides instructions as to how shareholders can access the proxy materials online, describes matters to be considered at the Annual Shareholders’ Meeting and gives instructions as to how shares can be voted. Shareholders receiving the Notice can request a paper copy of the proxy materials by following the instructions set forth in the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

THE PROXY STATEMENT AND OUR 2010 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT: WWW.INVESTOR.MCDONALDS.COM

RECORD DATE AND VOTING AT THE ANNUAL SHAREHOLDERS’ MEETING

Shareholders owning McDonald’s common stock at the close of business on March 22, 2011 (the record date), may vote at the 2011 Annual Shareholders’ Meeting. On that date, 1,037,725,617 shares of common stock were outstanding and there were approximately 1,410,000 shareholders of McDonald’s common stock. Each share is entitled to one vote on each matter to be voted upon at the Annual Shareholders’ Meeting.

Most shareholders have a choice of voting by proxy over the Internet, by telephone or by using a traditional proxy card. Refer to the Notice or your proxy or voting instruction card to see which options are available to you and how to use them.

The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

All valid proxies properly executed and received by the Company prior to the Annual Shareholders’ Meeting will be voted as you direct. If you do not specify how you want your shares voted, they will be voted FOR the election of the Board’s nominees for Director as set forth under “Election of Directors,” FOR the approval of the independent auditors, FOR the advisory vote on executive compensation, in favor of an ANNUAL advisory vote on executive compensation, FOR the three proposals to eliminate super-majority voting requirements in our Restated Certificate of Incorporation, and AGAINST each of the shareholder proposals. You may revoke your proxy and change your vote at any time before the Annual Shareholders’ Meeting by submitting written notice to the Corporate Secretary, by submitting a later dated and properly executed proxy (by Internet, telephone or mail) or by voting in person at the Annual Shareholders’ Meeting.

All votes cast at the Annual Shareholders’ Meeting will be tabulated by Broadridge Financial Solutions, Inc. (Broadridge), which has been appointed the independent inspector of election. Broadridge will determine whether or not a quorum is present. A quorum will be present if the holders of a majority of the shares of common stock entitled to vote are present in person or represented by proxy at the Annual Shareholders’ Meeting.

The vote required to elect Directors is set forth under “Election of Directors” on page 11 of this Proxy Statement.

With respect to the approval of the independent auditors, the advisory vote on executive compensation and the shareholder proposals, shareholders may (a) vote in favor; (b) vote against; or (c) abstain from voting. Under our By-Laws, to be approved, these proposals must receive the affirmative vote of a majority of the voting power of the shares represented at the Annual Shareholders’ Meeting and entitled to vote thereon. On the proposal regarding an advisory vote on the frequency of future advisory votes on executive compensation, shareholders may vote to hold such votes (a) each year, (b) every two years, (c) every three years or (d) may abstain from voting. Under our By-Laws, the voting option, if any, that receives the affirmative vote of a majority of the voting power of the shares represented at the Annual Shareholders’ Meeting and entitled to vote thereon will be deemed to be approved by the shareholders. Broadridge will treat abstentions on any one or more of the proposals submitted for shareholder action as shares present for purposes of determining a quorum, but an abstention on any proposal (other than director elections) will have the effect of a vote against the approval of that proposal, including having the effect of a vote against each voting option with respect to the advisory vote on the frequency of future advisory votes on executive compensation.

The proposal to eliminate the super-majority voting requirements in Article Twelfth of our Restated Certificate of Incorporation requires the approval of at least 66-2/3% of the outstanding shares of common stock entitled to vote. The proposals to eliminate the super-majority voting requirements in Articles Thirteenth and Fourteenth of our Restated Certificate of Incorporation each require the approval of at least 80% of the outstanding shares of common stock entitled to vote. An abstention will have the effect of a vote against approval of these three proposals.

Under NYSE rules, the proposal to approve the appointment of independent auditors and the three proposals to eliminate the super-majority voting requirements from Articles Twelfth, Thirteenth and Fourteenth of our Restated Certificate of Incorporation are considered “discretionary” items. This means that brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Shareholders’ Meeting. In contrast, all of the other proposals set forth in this Proxy Statement are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the votes for these proposals. Broker non-votes with respect to any proposal will be treated as shares present for purposes of determining a quorum at the Annual Shareholders’ Meeting.

48    McDonald’s Corporation 2011

PROXY SOLICITATION

The Company will provide the Notice, electronic delivery of the proxy materials or mail the 2011 Proxy Statement, the 2010 Annual Report and a proxy card to shareholders beginning on or about April 8, 2011, in connection with the solicitation of proxies by the Board of Directors to be used at the 2011 Annual Shareholders’ Meeting. The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson Inc. to aid in the solicitation at a fee of approximately $20,000 plus reasonable out-of-pocket expenses. Proxies also may be solicited by employees and Directors of the Company by mail, telephone, facsimile, e-mail or in person.

CONFIDENTIAL VOTING

It is the Company’s policy to protect the confidentiality of shareholder votes. Throughout the voting process, your vote will not be disclosed to the Company, its Directors, officers or employees, except to meet legal requirements or to assert or defend claims for or against the Company or except in those limited circumstances where (1) a proxy solicitation is contested; or (2) you authorize disclosure. The inspector of election has been and will remain independent of the Company. Nothing in this policy prohibits you from disclosing the nature of your vote to the Company, its Directors, officers or employees, or impairs voluntary communication between you and the Company; nor does this policy prevent the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote.

McDonald’s Corporation 2011    49

Additional information

EXECUTIVE OFFICERS

The following list sets forth the names of our current executive officers, their ages and their positions. (Ages are as of April 8, 2011.)

Jose Armario Age: 51. Group President–McDonald’s Canada and Latin America

Peter J. Bensen Age: 48. Corporate Executive Vice President and Chief Financial Officer

Stephen Easterbrook Age: 43. President, McDonald’s Europe

Timothy J. Fenton Age: 53. President, McDonald’s Asia/ Pacific, Middle East and Africa

Janice L. Fields Age: 55. President, McDonald’s USA

Richard Floersch Age: 53. Corporate Executive Vice President and Chief Human Resources Officer

Douglas M. Goare Age: 58. Corporate Executive Vice President, Supply Chain and Development

Kevin L. Newell Age: 54. Corporate Executive Vice President and Global Chief Brand Officer

Kevin M. Ozan Age: 47. Corporate Senior Vice President–Controller

Gloria Santona Age: 60. Corporate Executive Vice President, General Counsel and Secretary

James A. Skinner Age: 66. Vice Chairman and Chief Executive Officer

Jeffrey P. Stratton Age: 55. Corporate Executive Vice President–Chief Restaurant Officer

Donald Thompson Age: 48. President and Chief Operating Officer

McDONALD’S CORPORATION ANNUAL REPORT ON FORM 10-K, OTHER REPORTS AND POLICIES

Shareholders may access financial and other information on the investor section of the Company’s website at www.investor.mcdonalds.com. Also available, free of charge, are copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Copies of financial and other information are available free of charge by calling 1-800-228-9623 or by sending a request to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523. Also posted on McDonald’s website are the Company’s Corporate Governance Principles; the charters of the Audit Committee, Compensation Committee, Governance Committee, Corporate Responsibility Committee, Finance Committee and Executive Committee; the Standards on Director Independence; the Company’s Standards of Business Conduct; the Code of

Ethics for the Chief Executive Officer and Senior Financial Officers; the Code of Conduct for the Board of Directors; the Policy for Pre-Approval of Audit and Permitted Non-Audit Services and the Company’s Certificate of Incorporation and By-Laws. Copies of these documents are also available free of charge by calling 1-800-228-9623 or by sending a request to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523.

HOUSEHOLDING OF ANNUAL SHAREHOLDERS’ MEETING MATERIALS

Shareholders who share the same last name and address will receive one package containing a separate Notice for each individual shareholder at that address. Shareholders who have elected to receive paper copies and who share the same last name and address will receive only one set of the Company’s Annual Report and Proxy Statement, unless they have notified us that they wish to continue receiving multiple copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources.

If you are a MCDirect Shares participant, hold McDonald’s stock certificates or have book-entry shares at Computershare, you can opt out of the householding practice by calling 1-800-621-7825 (toll-free) from the U.S. and Canada, or 1-312-360-5129 from other countries, or writing to McDonald’s Shareholder Services, c/o Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. If you would like to opt out of this practice and your shares are held in street name, please contact your broker or bank.

If you are receiving multiple copies of proxy materials at your household and would prefer to receive a single copy of these materials, please contact Computershare at the above numbers or address. If your shares are held in street name, please contact your bank or broker.

50    McDonald’s Corporation 2011

Information about registering for and attending the Annual Shareholders’ Meeting

Date: Thursday, May 19, 2011	Webcast:

To listen to a live webcast of the Annual Shareholders’ Meeting, go to www.investor.mcdonalds.com on May 19 just prior to 9:00 a.m. Central Time and click the appropriate link under “Webcasts.” The Annual Shareholders’ Meeting webcast will be available for a limited time after the meeting.

Time: 9:00 a.m. Central Time
Place: Prairie Ballroom, The Lodge, McDonald’s Office Campus,
2815 Jorie Blvd., Oak Brook, Illinois 60523
Directions: Available at www.investor.mcdonalds.com
Parking: Limited parking is available on Campus.

TICKET RESERVATION AND ADMISSION POLICY

As seating in the Prairie Ballroom is very limited, we encourage shareholders to listen to the meeting via the live webcast.

If you decide to attend in person, please send the pre-registration form below to McDonald’s Shareholder Services by U.S. mail or e-mail as described below.

¡	If you are a registered shareholder (i.e., you hold your shares through McDonald’s transfer agent, Computershare), you may reserve your ticket by sending the completed form below, as well as proof of share ownership, such as a copy of your meeting notice or your proxy card, by U.S. mail or by scanning and attaching the documents to an e-mail.

¡	If you hold your shares through an intermediary, such as a bank or broker, you must send us the completed form below, as well as proof of share ownership, such as a copy of your meeting notice, your voting instruction form or your brokerage statement reflecting your McDonald’s holdings and your name, by U.S. mail or by scanning and attaching the documents to an e-mail. Please note that requesting a legal proxy from your intermediary does not constitute pre-registering with McDonald’s. If you wish to attend the meeting, you must pre-register directly with McDonald’s.

¡	If you are a duly appointed proxy for a shareholder, you must send the completed form below, as well as proof of your proxy power and proof of share ownership for the shareholder for whom you are a proxy, by U.S. mail or by scanning and attaching the documents to an e-mail.

   Requests for tickets must be sent by U.S. mail to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523 or by e-mail to shareholder.services@us.mcd.com. Requests for tickets must be received no later than 5:00 p.m. Central Time on May 12, 2011.

You will receive a confirmation letter by U.S. mail after we receive your pre-registration materials. Your ticket will be available at the meeting registration desk, and you must show a government issued photo identification, as well as the confirmation letter, to pick-up your ticket. As admission tickets are limited, only those shareholders who have pre-registered will receive tickets, and on a first-come, first served basis. Each shareholder may bring only one guest, who also must be listed on the registration form below. The registration desk will open at 7:30 a.m. Central Time on May 19, 2011. All tickets for the Prairie Ballroom must be picked up by 8:45 a.m. Central Time. Overflow rooms will be available for viewing the meeting.

Please do not bring items such as bags and briefcases to the meeting. Only small purses will be permitted in the Prairie Ballroom and the overflow rooms, and these will be subject to inspection prior to admission to the meeting. Individuals attending the meeting must wear appropriate attire and will not be allowed to enter the meeting wearing any attire that could be construed as intended to conceal one’s identity (including, but not limited to hats or costumes). Cameras and other recording devices will not be permitted in the ballroom and the overflow rooms. Cellular phones and all other electronic devices must be turned off and put away during the meeting.

Pre-registration form for 2011 Annual Shareholders’ Meeting of McDonald’s Corporation
I am a shareholder (or duly appointed proxy for a shareholder) of McDonald’s Corporation and plan to attend the Annual Shareholders’ Meeting to be held on May 19, 2011.

Name (please print)	Phone number
Address
City	State	Zip
Name of guest (only shareholders may bring a guest)
Room preference: ☐ Prairie Ballroom ☐ Overflow room (for viewing only) Room preference will be accommodated on a first come, first served basis.

A shareholder must accompany his or her guest in order for a guest to gain admission to the meeting. A duly appointed proxy for a shareholder will not be allowed to bring a guest to the meeting. All shareholders and proxies must provide proof of share ownership.

To avoid delay in the receipt of your confirmation letter, please do not return this form with your proxy card or mail it in the business envelope that you may have received with your proxy materials.

This form along with proof of ownership must be returned by mail to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523 or by e-mail to shareholder.services@us.mcd.com no later than 5:00 p.m. Central Time on May 12, 2011.

Please contact McDonald’s Shareholder Services with any questions at 630-623-7428.

McDonald’s Corporation 2011    51

HOME OFFICE

McDonald’s Corporation

One McDonald’s Plaza

Oak Brook, IL 60523

630-623-3000

www.aboutmcdonalds.com

All trademarks used herein are the

property of their respective owners.

© 2011 McDonald’s

MCD11-4645

3 Ways To Vote VOTE BY INTERNET - www.proxyvote.com

C/O MCDONALD’S CORPORATION POST OFFICE BOX 9112 FARMINGDALE, NY 11735-9544

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to vote the shares.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to VOTE BY INTERNET and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MCDONALD’S CORPORATION

A	Proposals

This proxy is solicited on behalf of the Board of Directors of McDonald’s Corporation. If this signed card contains no specific voting instructions, the shares will be voted with the Board’s recommendations, except for Profit Sharing Plan participants (see reverse side).

The Board of Directors recommends a vote FOR the nominees identified on this proxy.

		For	Against	Abstain
1.	Election of Directors: (5 nominees)

	1a. Susan E. Arnold	☐	☐	☐

	1b. Richard H. Lenny	☐	☐	☐

	1c. Cary D. McMillan	☐	☐	☐

	1d. Sheila A. Penrose	☐	☐	☐

	1e. James A. Skinner	☐	☐	☐

The Board of Directors recommends a vote FOR proposals 2 and 3.

2.	Advisory vote on the approval of the appointment of an independent registered public accounting firm to serve as independent auditors for 2011.	☐	☐	☐

3.	Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:
	1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of future advisory votes on executive compensation ☐	☐	☐	☐

If you have comments, please check this box and write them on the back where indicated.				☐

The Board of Directors recommends a vote FOR proposals 5,6 and 7.
		For	Against	Abstain

5.	Eliminate super-majority voting requirements in Article Twelfth of our Restated Certificate of Incorporation by repealing such article (Transactions with Interested Shareholders).	☐	☐	☐

6.	Eliminate super-majority voting requirements in Article Thirteenth of our Restated Certificate of Incorporation (Board of Directors).	☐	☐	☐

7.	Eliminate super-majority voting requirement in Article Fourteenth of our Restated Certificate of Incorporation (Shareholder Action).	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposals 8, 9, 10 and 11.

8.	Advisory vote on shareholder proposal relating to classified board.	☐	☐	☐

9.	Advisory vote on shareholder proposal relating to the use of controlled atmosphere stunning.	☐	☐	☐

10.	Advisory vote on shareholder proposal relating to a report on children’s nutrition.	☐	☐	☐

11.	Advisory vote on shareholder proposal relating to beverage containers.	☐	☐	☐

B	Authorized Signatures — This section MUST be completed for your vote to be counted. — Date and Sign Below

I (we) hereby revoke any proxy previously given, and appoint James A. Skinner, Gloria Santona and Peter J. Bensen, and each of them, as proxies with full power of substitution to vote in the manner provided above all shares the undersigned is entitled to vote at the McDonald’s Corporation 2011 Annual Shareholders’ Meeting, or any postponement or adjournment thereof, and further authorize each such proxy to vote at his or her discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof, including without limitation to vote for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named above become(s) unable to serve. (Plan participants are appointing Plan trustees – see reverse side.)

Please sign as your name(s) appear(s) above and return the card promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote in person by ballot, such vote will supercede this proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX]	Date

McDonald’s Annual Shareholders’ Meeting Information

Thursday, May 19, 2011

9:00 a.m. Central Time

Prairie Ballroom at The Lodge

McDonald’s Office Campus

2815 Jorie Boulevard

Oak Brook, Illinois 60523

Admission: Please review the Ticket Reservation and Admission Policy regarding meeting attendance in the Proxy Statement.

You will need to pre-register with McDonald’s to attend the meeting. As admission tickets are limited, only those shareholders who have pre-registered will receive tickets, and on a first-come, first served basis. Each shareholder may bring only one guest, who also must be pre-registered for the meeting. The registration desk will open at 7:30 a.m. Central Time. Overflow rooms will be available for viewing the meeting.

Please do not bring items such as bags and briefcases to the meeting. Only small purses will be permitted in the Prairie Ballroom and the overflow rooms, and these will be subject to inspection prior to admission to the meeting. Individuals attending the meeting must wear appropriate attire and will not be allowed to enter the meeting wearing any attire that could be construed as intended to conceal one’s identity (including, but not limited to hats or costumes). Cameras and other recording devices will not be permitted in the ballroom and the overflow rooms. Cellular phones and all other electronic devices must be turned off and put away during the meeting.

Voting at the Meeting: Shareholders attending the live meeting may submit this proxy card or complete a ballot at the meeting.

Directions: Directions to the McDonald’s Annual Shareholders’ Meeting can be viewed online at www.investor.mcdonalds.com.

Webcast: Listen to a live webcast of the McDonald’s Annual Shareholders’ Meeting on www.investor.mcdonalds.com by clicking on the appropriate link under “Webcasts.” After the meeting, this webcast will be available on demand for a limited time. Please note that if you participate in the meeting by live webcast, the shares of stock will not be voted or deemed present at the meeting unless you submitted a proxy via mail, the Internet or telephone before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the

McDonald’s Annual Shareholders’ Meeting to be Held on May 19, 2011:

The Proxy Statement and 2010 Annual Report are available at www.proxyvote.com.

Proxy — McDONALD’S CORPORATION

Voting Instructions for McDonald’s Corporation Profit Sharing and Savings Plan Participants

When casting your vote, you are directing the trustees of the McDonald’s Corporation Profit Sharing and Savings Plan Trust to vote the McDonald’s shares credited to the accounts under the McDonald’s Corporation Profit Sharing and Savings Plan (the “Plan”). When you vote these shares, you should consider your own long-term best interests as a Plan participant. In addition, you are directing the trustees to vote shares held in the Plan that have not been voted by other participants and Plan shares that have not yet been credited to participants’ accounts. When you direct the vote of these shares, you have a special responsibility to consider the long-term best interest of other Plan participants.

Your vote on the reverse side will apply to:

•	Shares credited to the account(s) under the Plan;
•	Shares not voted and shares that have not yet been credited to Plan participants’ accounts, if applicable; and
•	Shares held at Computershare (MCDirect Shares, certificate and book-entry).

If you wish to vote all the shares in the same manner, including shares in the Plan, simply mark your voting instructions on the reverse side.

If you do NOT want to vote all shares in the same way, please contact Broadridge via email at mcdonalds@broadridge.com, or indicate that you want to vote the Plan shares and registered shares separately in the Comments area below and check the corresponding box on the reverse side of the proxy card. If you elect to vote your shares separately, we will mail you new proxy cards. Your directions to vote shares will be kept confidential by Broadridge, the independent inspector of election.

Comments:

(If you noted any Comments above, please mark the corresponding box on the reverse side.)

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